UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stifel Financial Corp.

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PROXY STATEMENT
2020 ANNUAL MEETING OF STIFEL SHAREHOLDERS

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STIFEL
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LETTER FROM OUR CHAIRMAN & CEO

501 North Broadway St. Louis, Missouri 63102 (314) 342-2000

April 3, 2020

Fellow Shareholders:

We cordially invite you to participate in the 2020 Annual Meeting of Shareholders of Stifel Financial Corp., which will be held on May 15, 2020 at 9:30 a.m., Central Time. We hope that you will be able to participate. We recognize that the current public health and travel situation may make it difficult for some of you make plans to attend an in-person meeting. For this reason, our meeting this year will be virtual-only, as detailed in the following proxy statement.

I thank John Dubinsky, who will retire from our Board of Directors on the date of our Annual Meeting, having served since 2003. We will not be losing John’s wisdom and experience: he will continue as chairman of Stifel Bank & Trust, which has prospered under his leadership.

Enclosed you will find a notice setting forth the business expected to come before the meeting and instructions for accessing this proxy statement and our Annual Report for the year ended December 31, 2019 on the Internet and for submitting proxy votes online. The notice also contains instructions on how to request a printed set of proxy materials.

Your vote is very important to us. Whether or not you plan to participate in the virtual-only meeting directly, we hope that your shares are represented and voted.

I expand on our performance, strategy, and outlook in the 2019 Annual Report Shareholder Letter, which I hope you will read.

Thank you for your investment in Stifel. I look forward to welcoming our shareholders to the Annual Meeting.

Sincerely, Ronald J. Kruszewski Chairman of the Board and Chief Executive Officer

Proxy Statement for the 2020 Annual Meeting of Shareholders	1

Proxy Statement for the 2020 Annual Meeting of Shareholders	2

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	Friday, May 15, 2020 at 9:30 a.m., Central Time
VIRTUAL-ONLY ACCESS:

The current public health and travel situation may make it difficult for some shareholders to make plans to attend an in-person meeting. For this reason, the 2020 Annual Meeting of Shareholders will be virtual-only. Anyone may enter the meeting as a guest in listen-only mode, and shareholders as of the record date and holders of valid proxies may attend and participate the meeting online, vote electronically and submit questions before and during the meeting by visiting www.meetingcenter.io/254197514 at the meeting date and time. The password for the meeting is SF2020. If you plan to attend the virtual meeting, please refer to Questions & Answers about the Annual Meeting on page 71 for details.

	•	Election of Directors, each as nominated by the Board of Directors (the “Board”)
	•	An advisory vote to approve executive compensation (Say on Pay)
ITEMS OF BUSINESS:	•	Authorization of amendments to the 2001 Incentive Stock Plan (2018 Restatement) to increase capacity by 4,000,000 shares, including 25,000 shares to be reserved for non-employee directors;
	•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020
	•	Transaction of such other business as may properly come before our 2020 Annual Meeting of Shareholders
RECORD DATE:	You are entitled to vote only if you were a Stifel Financial Corp. shareholder at the close of business on March 18, 2020
VOTING BY PROXY:

Your vote is very important. By April 3, 2020, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice includes instructions on how to access our Proxy Statement and 2019 Annual Report to Shareholders and vote online or by telephone, no later than close of business on May 14, 2020. If you received a paper copy of the proxy card, you may mail your proxy vote in the provided envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 15, 2020:

Our proxy statement and 2019 annual report are available at: www.investorvote.com/sf

By Order of the Board of Directors,

Mark P. Fisher, Corporate Secretary
April 3, 2020

Proxy Statement for the 2020 Annual Meeting of Shareholders	3

EXECUTIVE SUMMARY

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read the entire Proxy Statement carefully before voting.

2020 Annual Meeting Information

WHEN:	ACCESS:	RECORD DATE:
Friday, May 15, 2020 at 9:30 a.m., Central Time	www.meetingcenter.io/254197514	March 18, 2020

The current public health and travel situation may make it difficult for some shareholders to make plans to attend an in-person meeting. For this reason, our 2020 Annual Meeting of Shareholders will be virtual-only. Anyone may enter the meeting as a guest in listen-only mode, and shareholders as of the record date and holders of valid proxies may attend and participate the meeting online, vote electronically and submit questions before and during the meeting by visiting www.meetingcenter.io/254197514 at the meeting date and time. The password for the meeting is SF2020. If you plan to attend the virtual meeting, please refer to Questions & Answers about the Annual Meeting on page 71 for details.

For additional information about our Annual Meeting, see the Questions & Answers about the Annual Meeting, beginning on page 71.

Matters to be voted on at our 2020 Annual Meeting

		Board Recommendation	Page Reference
1.	Election of Directors	FOR each director	14
2.	Advisory vote to approve executive compensation (say on pay)	FOR	62
3.	Authorization of amendments to the 2001 Incentive Stock Plan (2018 Restatement) to increase capacity by 4,000,000 shares including 25,000 shares to be reserved for non-employee directors	FOR	63
4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020	FOR	67

Proxy Statement for the 2020 Annual Meeting of Shareholders	4

PERFORMANCE HIGHLIGHTS

We encourage you to read the following Performance Highlights as background to this Proxy Statement.

Continued Strong Performance in 2019

•	Record annual net revenues of $3.3 billion, an increase of 10.3% over 2018.
•	24th consecutive annual increase in net revenues.
•	Record net revenues in Global Wealth Management and Institutional Group.
•	Record non-GAAP net income available to common shareholders of $479.6 million, or $6.10 per diluted common share.
•	Non-GAAP ROCE of 15.3% and ROTCE of 24.6%.
•	Returned $300 million to shareholders through dividends and share repurchases.
•	Increased book value per common share by $5.75 to $48.37.

A History of Growth – Net Revenues, in Millions

A History of Growth – Increased Depth and Breadth through Acquisitions

Proxy Statement for the 2020 Annual Meeting of Shareholders	5

A History of Growth – Assets, in Millions

Extending our History of Growth – Stifel Financial Corp. 2019 GAAP Net Revenue of over $3.3 billion

Global Wealth Management (GWM)	Institutional Group (IG)
Net Revenue - $2.1 billion	Net Revenue - $1.2 billion

• Private Client	• Equity & Fixed Income Capital Raising

• Stifel Bank and Stifel Bank & Trust	• M&A Advisory / Restructuring

• Margin and Securities-based Lending	• Institutional Equity and Fixed Income Brokerage

• Asset Management	• Independent Research

$4.1bn	29%	8,000		2,200	1,300

Low 6.8x leverage,(1) $3.6 billion shareholders’ equity and $4.1 billion market capitalization(2)	Insider ownership aligns employees’ interests with other shareholders(3)	Over 8,000 associates	Balanced business mix • 64% GWM • 36% IG From 2019 net revenues	National presence with over 2,200 financial advisors	Largest U.S. equity research platform with approximately 1,300 stocks under coverage	Broad investment banking and institutional sales and trading capabilities – domestic and international

(1)	Assets over equity
(2)	As of December 31, 2019
(3)	Insider ownership percentage includes all fully diluted shares, units outstanding and options outstanding, as of March 18, 2020

Proxy Statement for the 2020 Annual Meeting of Shareholders	6

A Stable Track Record through Multiple Business Cycles

Non-GAAP Net Revenues, in millions	Total Equity, in millions

Total Client Assets, in billions	Book Value per Common Share

Notes:

Non-GAAP Net Revenues reflect operating results from continuing operations;

Excludes impact of sale of Sterne Agee Independent Contractor & Correspondent Clearing businesses;

Book Value Per Share adjusted for April 2011 three-for-two stock split and represents common equity per shares outstanding

Proxy Statement for the 2020 Annual Meeting of Shareholders	7

COMPENSATION HIGHLIGHTS

We provide highlights of our compensation program below. It is important that you review our CD&A, beginning on page 25, and summary compensation-related tables, beginning on page 54, in this Proxy Statement for an understanding of our compensation program.

2019 Named Executive Officer Compensation Determinations

This table summarizes our Compensation Committee’s compensation decisions for 2019 for our named executive officers. This table does not substitute for the Summary Compensation Table required by SEC rules. The compensation tables required by the SEC, including the Summary Compensation Table, begin on page 54.

	Fixed Compensation		Annual Incentive Compensation, Variable			Subtotal	2019 Total
Named						At-Risk	Comp.
Executive		Stock-Based Salary
Officer and Position	Base Salary, Cash		Cash Bonus	RSUs and Debentures	PRSUs	Percent At-Risk	Change from 2018

Ronald J. Kruszewski	$200,000	$100,000	$4,700,000	$3,250,000	$1,750,000	$5,000,000	$10,000,000

Chairman and CEO						50.0%	11.1%
James M. Zemlyak	$250,000	$62,750	$3,227,250	$1,610,000	$750,000	$2,360,000	$5,900,000

Co-President and Head of Global Wealth Management						40.0%	11.3%

Victor J. Nesi	$250,000	$65,000	$3,825,000	$1,890,000	$870,000	$2,760,000	$6,900,000

Co-President and Director of the Institutional Group						40.0%	11.3%
Thomas B. Michaud	$250,000	$55,000	$2,762,500	$1,062,500	$425,000	$1,487,500	$4,555,000

President and CEO of Keefe, Bruyette & Woods						32.7%	8.3%
James M. Marischen	$250,000	$125,000	$877,500	$337,500	$135,000	$472,500	$1,725,000

Chief Financial Officer						27.4%	12.4%
	Realized Compensation			At-Risk Compensation

Proxy Statement for the 2020 Annual Meeting of Shareholders	8

Compensation Committee Rationale for 2019 CEO Compensation

The Compensation Committee (the “Committee”) determined the pay of the named executive officers utilizing the Committee’s process for decision making and assessments as outlined beginning on page 32. The Committee took into consideration 2019 Company performance as outlined beginning on page 35, individual named executive officer performance relative to their unique goals as well as their individual contribution to overall Company achievements, leadership, and other factors, as outlined beginning on page 25, and, with respect to the compensation of the named executive officers other than the CEO, input from the CEO.

The Committee determined that, for 2019, CEO compensation should be increased in line with performance. This is consistent with the Committee’s past practices. Historically, CEO compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP net revenue, non-GAAP pre-tax net income and non-GAAP earnings per share. In 2019, for the year, non-GAAP net revenue was up 10.3%, non-GAAP pre-tax net income was up 12.1% and non-GAAP earnings per share were up 15.5%, or approximately 12.6% on average. The Committee also continued to recognize that the CEO’s share ownership, which is significant, powerfully and directly aligns the CEO with the interests of all shareholders.

See “Compensation Determinations for Named Executive Officers Other than the CEO” on page 28 for a description of the Committee’s determinations for named executive officers other than the CEO. See “Use of Non-GAAP Measures” on page 53 for a description of how and why these measures differ from GAAP measures.

Primary Performance Goal Results and CEO Compensation Relative to Primary Performance Goal Results

One-Year Relative Performance	Performance Over 5 Years Relative to 2014

Proxy Statement for the 2020 Annual Meeting of Shareholders	9

SHAREHOLDERS’ SAY ON PAY: OUTREACH AND SHAREHOLDER INPUT

Last year, the compensation program of Stifel Financial Corp. (referred to in this Proxy as Stifel or the Company) received support from 98% of shareholders voting. This is consistent with the strong support our pay decisions have received in recent years, and reflects the continuing commitment of senior management and the Committee to maintain a high level of shareholder outreach and respond more directly to shareholder input. We have continued to build on that strength. We believe that our outreach to shareholders concerning our executive compensation in recent years has enabled us both to obtain fuller shareholder input and to communicate and to build on the enhancements we have made to the program. In addition to our ongoing dialogue with shareholders throughout the year, our outreach regarding our named executive officer compensation encompassed 16 of our top 20 institutional shareholders representing over 50% of outstanding shares. We also communicate regularly with our employees, who hold approximately 12% of outstanding shares. Our employees also hold restricted stock units that, if presently vested, would represent an additional 17% of outstanding shares, approximately. Our Committee has responded with commitment and action to shareholder feedback received through direct interactions and previous years’ “say on pay” advisory votes. These actions have included but are not limited to greater utilization of performance-based awards, clearly articulated goals, and fuller disclosure. In addition to implementing “say on pay” feedback we have received from shareholders, we have also implemented additional feedback such as declassifying our Board, improving Board diversity and independence and focusing on environmental, social and governance fundamentals.

A number of our institutional shareholders publish proxy voting guidelines. Below are some typical guidelines on executive compensation, our corresponding response, and a cross reference to the section of this CD&A in which we provide additional information.

Institutional Shareholder Guidelines	Stifel Response	Cross-Reference

Incentive plans should reflect strategy and incorporate long-term shareholder value drivers, including metrics and timeframes.

Our Committee has developed a facts-based, performance-focused framework by which it assesses executive officer performance and sets compensation against clearly stated and measured Company and business goals.

Our Performance-Based Restricted Stock Units (PRSUs) are primarily based on measuring objective, clearly stated performance goals.

Page 34, Incentive Assessment Framework Results Page 48, Performance-Based Restricted Stock Units, PRSUs

Performance results should generally be achieved over a 3-5 year time horizon.	PRSUs are measured over a 4-year period and vest over a 5-year period.	Page 48, Performance-Based Restricted Stock Units, PRSUs

Peer group evaluation should be used to maintain awareness of pay levels and practices.

Our peer group was identified by Compensation Advisory Partners LLC (CAP), our independent compensation consultant.

CAP provided the Committee with market data on executive compensation trends and executive officer compensation levels, and assisted the Committee with evaluation of pay-for-performance alignment.

Page 45, Compensation Committee Consultant Page 45, Identification of Peer Group

Disclose the rationale behind the selection of pay vehicles and how these fit with intended incentives.	Our key executive compensation program elements include fixed and variable compensation, and we have disclosed the rationale behind the selection of pay vehicles and how they fit with intended incentives in detail in the sections referenced to the right.	Page 45, Key Executive Compensation Program Elements Page 46, Committee’s Perspective on Compensation Elements Page 25, Committee Determinations of 2019 Annual Incentive Compensation

Proxy Statement for the 2020 Annual Meeting of Shareholders	10

CORPORATE GOVERNANCE HIGHLIGHTS

Key Facts about our Board

We strive to maintain a well-rounded and diverse Board that balances financial industry expertise with independence, and that balances the institutional knowledge of longer-tenured directors with the fresh perspectives brought by newer directors. As summarized below, our directors bring to our Board a variety of skills and experiences developed across a broad range of industries, both in established and growth markets, and in each of the public, private and not-for-profit sectors.

Continuing Board Members’ Skills & Experiences

9	6	9	8	9	10	7	8
Financial Services Industry	Other Complex & Regulated Industries	Risk Management	Talent Development	Technology	Public Company Governance	Audit, Tax & Accounting	Global

Key Board Statistics
	Number of Continuing Directors	Independence of Continuing Directors
Board	11	9 of 11
Audit Committee	4	All
Compensation Committee	3	All
Risk Management / Corporate Governance Committee	4	All

8	8	9	5	91%
Board Meetings in 2019	Audit Committee Meetings in 2019	Compensation Committee Meetings in 2019	Risk Management / Corporate Governance Committee Meetings in 2019	Attendance at Board and Committee Meetings by Continuing Directors

81%	9 years	66	33%	56%
Independence of Continuing Directors	Average Tenure of Continuing Directors	Average Age of Continuing Directors	Continuing Independent Directors Diverse by Race, Gender, or Sexual Orientation	Continuing Independent Directors with Fewer than 5 Years’ Tenure

Proxy Statement for the 2020 Annual Meeting of Shareholders	11

Continuing Directors of Stifel Financial Corp.

Name Age	Independent (Yes/No) Director Commencing	Occupation & Career Highlights	Committee Membership, Lead Directorship	Other Public Boards
Adam Berlew 53	Yes 2019	Executive Director, Americas Marketing Google Cloud	Risk/Governance	0
Kathleen Brown 74	Yes 2016	Partner ,Manatt, Phelps and Phillips, LLP	Risk/Governance	1
Michael W. Brown 74	Yes 2010	Retired, Vice President & CFO, Microsoft Corporation	Audit (Chair)	1
Robert E. Grady 62	Yes 2010	Partner, Gryphon Investors Former Partner, The Carlyle Group	Lead Director, Compensation, Risk/Governance (Chair)	1
Ronald J. Kruszewski 61, Chairman	No 1997	Chairman & CEO, Stifel Financial Corp.		0
Daniel J. Ludeman 64	Yes 2019	Former President and CEO, Wells Fargo Advisors	Audit, Risk/Governance	0
Maura A. Markus 62	Yes 2016	Retired, President, COO & Board Director, Bank of the West	Audit	1
James M. Oates 73	Yes 1996	Managing Director, The Wydown Group	Compensation	0
David A. Peacock 51	Yes 2017	President and COO, Schnucks Markets, Inc., Former President, Anheuser-Busch	Compensation (Chair)	0
Thomas W. Weisel 79	No 2010	Sr. Managing Director, Stifel Financial Corp.; Chairman & CEO, Thomas Weisel Partners Group, Inc.		0
Michael J. Zimmerman 69	Yes 2013	Vice Chairman, Continental Grain Company	Audit	0

Proxy Statement for the 2020 Annual Meeting of Shareholders	12

A Foundation of Sound Governance and Shareholder Outreach

•	Independent Lead Director

•	Annual CEO evaluation by our all-independent Compensation Committee

•	Ongoing shareholder engagement and demonstrated responsiveness to shareholder input

•	The Board and its committees may engage independent advisors in their discretion

•	Annual election of directors

•	Executive sessions of independent, non-employee directors

•	Substantial share ownership by each our named executive officers well in excess of our share ownership requirements

•	Robust risk control, led by the Board and senior executives, buttressed by processes and committees, embraced throughout the Company

Board Tenure of Continuing Directors

Diversity Is an Important Factor in Consideration of Potential and Incumbent Directors

Our Governance Committee considers a number of demographics including race, gender, ethnicity, sexual orientation, culture and nationality, seeking to develop a Board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Among the factors the Governance Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director.

Diversity is also considered as a part of the annual Board evaluation.

Proxy Statement for the 2020 Annual Meeting of Shareholders	13

ITEM 1. ELECTION OF DIRECTORS

What is being voted on: Election to the Board of our director nominees, each for a one-year term. Board recommendation: FOR each of our director nominees, based on a review of individual qualifications and experience and contributions to our Board.

OUR DIRECTORS

Board of Director Nominees’ Qualifications and Experience

Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

Core Qualifications and Experience
• • •	Integrity, business judgment and commitment Demonstrated management ability Extensive experience in the public, private or not-for-profit sectors	• • • •	Leadership and expertise in their respective fields Financial literacy Strategic thinking Reputational focus
Diversity of Skills and Experiences
• • • • • • •	Financial services industry Complex & regulated industries Risk management Public company / corporate governance Global experience Technology Audit, tax, accounting and financial statements	• • • • • •	Compliance Operations Established & growth markets Credit evaluation Talent Development Government, public policy & regulatory affairs

Proxy Statement for the 2020 Annual Meeting of Shareholders	14

⬛ Adam Berlew
Director since 2019, age 53 Committee Service Risk Management / Corporate Governance

Career Highlights

•      Executive Director of Americas Cloud Marketing, Google Cloud (2017 – present)

•      VP, Global Customer Engagement Marketing, Brocade Communications Systems (2015 – 2017)

•      VP, Global Marketing and Americas Field Marketing, Equinix (2012 – 2015)

•      SVP, Strategy and Corporate Development, Triumphant, Inc. (2009 – 2012)

•      Executive Director, Commercial Marketing Programs, Dell, Inc. (2002 – 2008)

•      SVP, Marketing and Corporate Development, Prodigy, Inc. (1997 – 2002)

Other Professional Experience and Community Involvement

•      Technology Advisory Board, Gridline Communications Corp.

•      Board Member, US Luge Olympic Committee (2014 – present)

•      M.B.A., The Wharton School, University of Pennsylvania.

•      B.A., Brown University

Experience and Qualifications: Mr. Berlew brings more than 25 years of expertise in cloud, tech and telecom market evaluation, marketing, M&A, product management, portfolio management, process development, financial structuring and talent development.

⬛ Kathleen Brown

Director since 2016, age 74

Committee Service

Risk Management / Corporate Governance

Other Public Company Directorships Within the Past 5 Years: Sempra Energy (NYSE:SRE), Five Points Holdings, LLC (NYSE: FPH)

Career Highlights

•      Partner, Manatt, Phelps and Phillips, LLP, focused on business counseling, government and regulatory affairs, particularly as they relate to the healthcare, energy, real estate and financial services industries (2013 – present).

•      Five Points Holdings, LLC, Director and member of Audit and Conflicts Committees (2016 – present).

•      Sempra Energy, Director and member Nominating and Governance Committee and Environmental, Health, Technology and Safety Committee (2013 – present).

•      Goldman Sachs, Inc. (2001 – 2013): Chairman, Midwest Investment Banking (2010 – 2013) Managing Director and Head, Western Region Public-Sector and Infrastructure Group (2003 – 2010).

•      Bank of America (1995 – 2000), numerous positions, including National Co-President, Private Bank and President, Southern California, Private Bank.

•      State of California, State Treasurer (1990 – 1994)

Other Professional Experience and Community Involvement

•      Renew Financial, Director (2016 – 2019)

•      Forestar Group, Director (2007 – 2016)

•      National Park Foundation, Board Member (2012 – 2018)

•      Presidential Commission on Capital Budgeting, Co-Chair (1996 – 1997)

•      CALPERS, Trustee and CALSTRS, Trustee (1990 – 1995)

•      Los Angeles Board of Public Works, Commissioner (1987 – 1989)

•      Los Angeles Board of Education, Member (1975 – 1980)

•      J.D., Fordham University Law School

•      B.A., Stanford University

Experience and Qualifications: Ms. Brown brings 18 years of experience as a senior executive in the banking and financial services industry and 16 years of public-sector experience to the Board. Through her public service and service as an executive and director of leading financial service companies, Ms. Brown brings substantial knowledge and expertise to the Board of Director’s deliberations.

Proxy Statement for the 2020 Annual Meeting of Shareholders	15

⬛ Michael W. Brown
Director since 2010, age 74 Committee Service Audit (Chair) Other Public Company Directorships Within the Past 5 Years: VMWare, Inc. (VMW)

Career Highlights

•      Microsoft Corporation, a global software company (NASDAQ: MSFT)

•      Vice President and Chief Financial Officer (August 1994 – July 1997)

•      Vice President – Finance and Treasurer (1989 – August 1994)

•      Deloitte & Touche LLP, a provider of assurance, tax, and business consulting services (1971 – 1989)

Other Professional Experience and Community Involvement

•      Former Chairman, NASDAQ Stock Market Board of Directors

•      Former Governor, National Association of Securities Dealers

Experience and Qualifications: Mr. Brown is a retired executive with considerable financial and accounting expertise, including eight years of financial leadership with a leading technology company and directorships at other publicly held companies. Mr. Brown has considerable experience as a director and governor of self-regulatory organizations in the financial services industry. Mr. Brown’s deep technology experience provides the Board and senior management with keen insight and guidance concerning the Company’s cybersecurity and other technology efforts.

⬛ Robert E. Grady

Director since 2010, age 62

Lead Director

Committee Service

Risk Management/Corporate Governance (Chair), Compensation

Other Public Company Directorships Within the Past 5 Years: AuthenTec, Inc. (NASDAQ: AUTH), and Blackboard, Inc. (NASDAQ: BBBB)

Career Highlights

•      Partner, Gryphon Investors, a private equity investment firm (2015 – present)

•      Partner and Managing Director, Cheyenne Capital Fund, a private equity investment firm
(2009 – 2014)

•      Partner and Managing Director, Carlyle Group, a global alternative asset management firm
(2000 – 2009)

•      Member, Management Committee

•      Chairman and Fund Head, Carlyle Venture Partners

•      Partner and Managing Director, Robertson Stephens & Co. (1993 – 2000)

Other Professional Experience and Community Involvement

•      Director, Jackson Hole Mountain Resort

•      Chair, St. John’s Hospital (Jackson, WY) Foundation

•      Steering Committee Member, Wyoming Business Alliance

•      Former Chairman, New Jersey State Investment Council, which oversees the state’s $78 billion pension system

•      Former Chair, National Venture Capital Association

•      Former Deputy Assistant to President George H.W. Bush, The White House

•      Former Executive Associate Director, Office of Management and Budget, Executive Office of the President

•      Former Lecturer in Public Management, Stanford Graduate School of Business

•      M.B.A., Stanford Graduate School of Business

•      A.B., Harvard College

Experience and Qualifications: Mr. Grady has extensive leadership experience in the private equity investment and the broker-dealer segments of the financial services industry. Mr. Grady also has substantial federal and state governmental experience as well as strong academic experience. Finally, Mr. Grady has considerable experience as a director of other publicly and privately held companies.

Proxy Statement for the 2020 Annual Meeting of Shareholders	16

⬛ Ronald J. Kruszewski
Director since 1997, age 61 Chairman of the Board and Chief Executive Officer of Stifel Financial Corp.

Career Highlights

•      Stifel Financial Corp.

•      Chairman (2001 – present)

•      Chief Executive Officer (September 1997 – present)

•      President (September 1997 – June 2014)

•      Stifel, Nicolaus & Company, Incorporated

•      Chairman (2001 – present)

•      President (2011 – present)

•      Chief Executive Officer (1997 – present)

Other Professional Experience and Community Involvement

•      Chairman, American Securities Association

•      Member, Board of Directors, Securities Industry and Financial Markets Association (SIFMA)

•      Member, Federal Advisory Council, St. Louis Federal Reserve Board of Directors

•      Member, U.S. Ski and Snowboard Team Foundation Board

•      Chairman of Downtown Now!; Former Chairman, Downtown St. Louis Partnership, Inc.

•      Member, Board of Directors, St. Louis Regional Chamber

•      Member, Regional Business Council in St. Louis

•      Member, World Presidents’ Organization – St. Louis Chapter

Experience and Qualifications: Mr. Kruszewski has extensive managerial and leadership experience in the financial services industry in addition to a comprehensive understanding and knowledge of the Company’s day-to-day operations and strategy.

⬛ Daniel J. Ludeman
Director since 2019, age 64 Committee Service Audit, Risk Management / Corporate Governance

Career Highlights

•      President and CEO, Concordance Academy of Leadership (2014 – present)

•      Executive Vice President and Head, Wells Fargo Advisors (2008 – 2013)

•      President and CEO of Wachovia Securities, LLC (1998 – 2008)

Other Professional Experience and Community Involvement

•      Member, Board of Directors, Urban League of Metropolitan St. Louis (2015 – present)

•      Member, Board of Directors, Gateway Arch Park Foundation (2014 – present)

•      Member, Board of Directors, Opera Theater of St. Louis (2012 – present)

•      Member, Board of Directors, Missouri Botanical Garden (2010 – present)

•      Member, Board of Directors, Variety, the Children’s Charity of St. Louis (2014 – present)

•      United Way of Greater St Louis (2008 – present)

Experience and Qualifications: Mr. Ludeman brings over three decades of experience leading one of the nation’s largest full-service brokerage firms, with a track record of dramatically increased revenue, profits, advisors and locations. Mr. Ludeman has, since retiring from Wells Fargo, devoted himself, through leadership of Concordance Academy, to successfully re-integrating individuals from prison into society, through holistic integrated services including cognitive behavioral programs, mental health and substance abuse treatment, employment readiness, employment, housing and mentoring.

Proxy Statement for the 2020 Annual Meeting of Shareholders	17

⬛ Maura A. Markus
Director since 2016, age 62 Committee Service Audit Other Public Company Directorships Within the Past 5 Years: Broadridge Financial Solutions, Inc. (NYSE: BR)

Career Highlights

•     Bank of the West, President, Chief Operating Officer and Board Director (2010 – 2014)

•     Broadridge Financial Solutions, Inc., Director, Member, Audit and Comp. Committees (2013 – present)

•     Citigroup (1987 – 2009)

•      Executive Vice President, Head of International Retail Banking (2007 – 2009)

•      President, Citibank N.A. (2000 – 2007)

•      President, Citibank Greece (1997 – 2000)

•      European Sales and Marketing Director (1994 – 1997)

Other Professional Experience and Community Involvement

•      College of Mount St. Vincent in New York, Trustee

•      Year Up San Francisco Bay Area Talent and Opportunity Board, Member

•      Catholic Charities San Francisco, Board Member (2010 – 2019)

•      Junior Achievement New York, Executive Committee and Board Member (2000 – 2010)

•      Financial Services Roundtable, Former Member

•      M.B.A., Harvard Business School

•      B.A., Boston College, summa cum laude

Experience and Qualifications: Ms. Markus is a retired executive who brings over twenty-five years of experience in banking to the Board, including as a senior executive. Ms. Markus has been named one of American Banker’s Most Powerful Women in Banking multiple times. Through her proven service as an executive and director of leading financial service companies, Ms. Markus brings substantial knowledge and expertise to the Board of Director’s deliberations.

⬛ James M. Oates
Director since 1996, age 73 Committee Service Compensation Other Public Company Directorships Within the Past 5 Years: Duff & Phelps Select Energy MLP Fund Inc. (NYSE:DSE)

Career Highlights

•      Managing Director, The Wydown Group, a financial consulting firm (1994 – present)

•      Chairman, Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company (1997 – 2011)

•      Chief Executive Officer, Neworld Bank Corp. (1985 – 1994)

Other Professional Experience and Community Involvement

•      Board Member, Virtus Funds

•      Board Member and former Chairman, John Hancock Funds

•      Chairman of the Board, Emerson Investment Management, Inc. (1995– 2016)

•      Trustee Emeritus of Middlesex School, Concord, Massachusetts

•      Chairman, Connecticut River Bank (2000 – 2014)

•      Board Member, New Hampshire Trust Company (2000 – 2014)

•      Board member, Connecticut River Bancorp (2000 – 2014) (PK: CORB.PK)

•      M.B.A., Harvard Business School

•      B.A , Harvard College

Experience and Qualifications: Mr. Oates has led several financial services and consulting firms and has substantial investment experience serving on public company, mutual fund, and private investment boards and committees.

Proxy Statement for the 2020 Annual Meeting of Shareholders	18

⬛ David A. Peacock
Director since 2017, Age 51 Committee Service Compensation (Chair)

Career Highlights

•      Schnucks Markets, Inc., President and COO (2017 – present)

•      Anheuser-Busch (1992-2012), President (2008 – 2012)

•      Chairman, Vitaligent, LLC (Jamba Juice Corp.’s largest franchisee in California, Kansas, Missouri and Washington State) (2015 – present)

Other Professional Experience and Community Involvement

•      Board of Directors, St. Louis Sports Commission

•      Board of Trustees, Urban League of Metropolitan St. Louis

•      Board of Trustees, Gateway Arch Park Foundation

Experience and Qualifications: Mr. Peacock brings entrepreneurial, corporate, manufacturing, and marketing expertise to the Board. In addition, through his service as president of a global consumer brand, Mr. Peacock brings an in-depth knowledge and expertise in corporate governance, branding, marketing and market presence.

⬛ Thomas W. Weisel
Director since 2010, age 79

Career Highlights

•      Senior Managing Director, Stifel Financial Corp. (2011 – present)

•      Chairman and Chief Executive Officer, Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) (1999 – 2010)

•      Founder, Chairman, and Chief Executive Officer, Montgomery Securities (1971 – 1997)

•      Lifetime Achievement Award, National Venture Capital Association (2006)

•      George Steinbrenner Sport Leadership Award, US Olympic Foundation (2011)

•      Inducted into the U.S. Ski and Snowboard Hall of Fame (Class of 2017)

Other Professional Experience and Community Involvement

•      Member and former Chairman, U.S. Ski and Snowboarding Team Foundation (1977 – present)

•      Chairman, USA Cycling Foundation Board (2000 – present)

•      Member, Board of Trustees, San Francisco Museum of Modern Art (1982 – present)

•      Chairman and Board Member, Empower America (1994 – 2002)

•      Chairman, Capital Campaign for California School of Arts & Crafts (1996 – 1997)

•      Member, Board of Directors, Stanford Endowment Management Board (2001 – 2009)

•      Member, Advisory Board, Harvard Business School (2007 – 2009)

•      Board Member, NASDAQ (2002 – 2006)

•      Trustee, Museum of Modern Art in New York (1996 – 2011)

•      M.B.A., Harvard Business School

•      B.A., Stanford University

Experience and Qualifications: Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, as evidenced by his founding and development of the investment firms of Thomas Weisel Partners Group, Inc. and Montgomery Securities prior to joining the Company.

Proxy Statement for the 2020 Annual Meeting of Shareholders	19

⬛ Michael J. Zimmerman

Director since 2013, age 69

Committee Service

Audit Committee

Other Public Company Directorships Within the Past 5 Years: Financial Federal Corporation (NYSE: FIF), Overseas Shipholding Group, Inc. (FINRA OTC: OSGIQ), Smithfield Foods, Inc. (NYSE: SFD)

Career Highlights

•      Continental Grain Company, a diversified international agribusiness and investment firm

•      Vice Chairman (2012 – present)

•      Executive Vice President and Chief Financial Officer (1999 – 2012)

•      Senior Vice President, Investments and Strategy (1996 – 1999)

•      Managing Director, Salomon Brothers, Inc. (1976 – 1996)

Other Professional Experience and Community Involvement

•      Investment Committee Member, Arlon Group LLC, an investment subsidiary of Continental Grain Company

•      Board Member and Chairman, Audit Committee, of Castleton Commodities, Inc., a leading merchant energy company

•      Trustee, Mount Sinai Health System, a non-profit health care organization

•      Chairman, FOJP Service Corporation, a non-profit insurance company

•      Chairman, Investment Committee, U.S. Holocaust Memorial Museum

Experience and Qualifications: Mr. Zimmerman’s experience within the financial services industry and his understanding of investment banking provide valuable judgment and insights. This background, together with perspectives applied as an independent director and audit committee member of a publicly held company, brings knowledge and a skill set integral to our Board.

OUR CORPORATE GOVERNANCE PRINCIPLES

The Board has adopted Corporate Governance Guidelines (‘‘Principles’’), which are available in the corporate governance section of the Company’s web site at www.stifel.com. The Principles set forth the practices the Board follows with respect to, among other matters, the role and duties of the Board, size and composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

As described in the Principles, the role of the Board is to oversee management of the Company in its efforts to enhance shareholder value and conduct the Company’s business in accordance with its mission statement. In that connection, the Board helps management assess long-range strategies for the Company, and evaluates management performance.

It is a responsibility of the Board to assess each director’s independence regularly and to take appropriate actions in any instance in which the requisite independence has been compromised. The Board has determined that Directors Berlew, K. Brown, M. Brown, Dubinsky, Grady, Ludeman, Markus, Oates, Peacock, and Zimmerman are independent directors under the rules of the NYSE and the SEC, including NYSE rules regarding the independence of the Compensation Committee, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director.

BOARD OF DIRECTORS – LEADERSHIP, RISK OVERSIGHT AND MEETINGS

Leadership: The continuing membership of our Board is composed of 9 independent directors and 2 employee directors.

The Board strategically considers the combination or separation of the Chairman and Chief Executive Officer roles as an integral part of its planning process and corporate governance philosophy. Ronald J. Kruszewski concurrently serves as both the Chairman of the Board and Chief Executive Officer. The Board believes that this structure serves the Company well because it provides consistent leadership and accountability for managing Company operations. However, our Board also holds regularly scheduled executive sessions without management, at which the lead independent director presides in compliance with the NYSE Corporate Governance Standards. These sessions occurred quarterly in 2019.

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Lead Director: Mr. Grady has been elected by the Board to serve as the Independent Lead Director of Stifel Financial Corp. The Board has determined that the Lead Director will: have authority to call meetings of the independent directors; chair meetings of the independent directors; liaise between management and independent directors; serve ex officio on all committees of which the lead director is not otherwise a member and, with the chair of the Compensation Committee, lead CEO performance evaluation and succession planning. The Board believes that the Lead Director role should be filled by an independent director selected by the independent directors in order to promote independence of oversight and development of the independent directors’ overall contribution to the Board.

Risk Oversight: Our Board has responsibility for the oversight of risk management. Our Board, either as a whole or through its Committees, regularly discusses with Company management our major risk exposures, their potential impact, and the steps we take to monitor and control such exposures.

While our Board is ultimately responsible for risk oversight, each of our Committees assists the full Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Risk Management/Corporate Governance Committee focuses on the management of risks associated with Board organization, membership, and structure, and the organizational and governance structure of our company, including cybersecurity matters.

We have an Enterprise Risk Management program under the direction of our Chief Risk Officer, who coordinates with five management committees: the Asset Liability Management Committee, the Products & Services Committee, the Conflicts of Interest Committee, the Operational Risk Committee, and the Disclosure Committee.

Meetings: During 2019, our Board met 8 times, including both regularly scheduled and special meetings. During the year, attendance by incumbent continuing directors of all meetings held by the Board and all Committees on which they serve exceeded 90%. We encourage our directors to attend the Annual Meeting of Shareholders. Last year, two directors attended the Annual Meeting.

BOARD OF DIRECTORS – COMMITTEES

The standing committees of our Board are the Audit Committee, Compensation Committee, Executive Committee, and Risk Management/Corporate Governance Committee. The Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee each operates pursuant to a written charter approved by the Board. The full text of each such charter and our corporate governance guidelines are available in the “Corporate Governance” section of our web site located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting Mark Fisher, our Corporate Secretary, at (415) 364-2500 or by e-mail at investorrelations@stifel.com.

Audit Committee
The Audit Committee met 8 times during 2019.
Committee Chair: • M. Brown Members: • Ludeman • Markus • Zimmerman Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board.	Committee Role & Responsibilities:		Committee Notes:
•

Recommending to the Board a public accounting firm to be placed in nomination for shareholder ratification as our independent auditors and compensating and terminating the auditors as deemed necessary;

Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The “audit committee financial expert” designated by our Board is Mr. M. Brown.
•

Meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and

	•	Evaluating on an annual basis the qualification, performance, and independence of the independent auditors, based on the Audit Committee’s review of the independent auditors’ report and the performance of the independent auditors throughout the year.

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Compensation Committee
The Compensation Committee met 9 times during 2019.
Committee Chair: • Peacock	Committee Role & Responsibilities:		Committee Notes:
Members: • Dubinsky • Grady • Oates Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board.	•	Reviewing and recommending to our Board the compensation of each of our executive officers;

During 2019, there were no interlocks or insider participation on the part of the members of the Compensation Committee.

See page 61 for further description of the lack of interlocks and insider participation on the Compensation Committee.

	•	Reviewing market data to assess our competitive position for the components of our executive compensation;
	•	Reviewing executive performance;
	•	Reviewing and approving executive compensation elements and plans;
	•	Making recommendations to our Board regarding the adoption, amendment, and rescission of certain employee benefit plans; and
	•	Reviewing the Company’s compensation policies and practices with respect to the Company’s employees to ensure that they are not reasonably likely to have a material adverse effect on the Company.

Risk Management / Corporate Governance Committee
The Risk Management / Corporate Governance Committee met 5 times during 2019.
Committee Chair: • Grady	Committee Role & Responsibilities:		Committee Notes:
Members: • Berlew • K. Brown • Ludeman Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board.	•

Regularly reviewing our aggregate risk exposures and risk management processes with management, including our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and Chief Compliance Officer;

The Committee has substantially increased its Enterprise Risk Management and cybersecurity oversight in recent years.

In fulfilling its new-director nomination responsibilities, the Committee considers, among other things, each candidate’s strength of character, judgment, career specialization, relevant technical skills, experience, diversity, and the extent to which the candidate would fill a need on the Board.

•

Overseeing the Company’s Enterprise Risk Management program and the Company’s responsiveness to and discussions and compliance with the Federal Reserve Bank of St. Louis and other regulators’ input, reviews and rules;

	•	Overseeing the Company’s response to cybersecurity risks;
	•	Overseeing the management of risks associated with Board organization, membership, and structure;
	•	Overseeing the search for individuals qualified to become members of our Board and selecting director nominees to be presented for election at the Annual Meeting of Shareholders;
	•	Considering nominees for directors recommended by our shareholders; and
	•	Reviewing our corporate governance guidelines at least annually and recommending changes to our Board as necessary.

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OTHER GOVERNANCE MATTERS

Director Nominations by Shareholders

In accordance with the Risk Management/Corporate Governance Committee’s charter and our corporate governance guidelines, the Risk Management/Corporate Governance Committee considers nominees recommended by shareholders and reviews the qualifications and contributions of the directors standing for election each year.

Shareholders may recommend individuals to the Risk Management/Corporate Governance Committee for consideration as potential director nominees by giving written notice to Mark Fisher, our Corporate Secretary, at least 90 days, but not more than 120 days, prior to the anniversary of our preceding year’s annual meeting, along with the specific information required by our By-Laws, including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the shareholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under the SEC rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, please send a written request to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The Risk Management/Corporate Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by shareholders, but will consider shareholder nominees on the same basis as other nominees. Please also see the procedures described in the section entitled “How can I make a Shareholder Proposal for the 2021 Annual Meeting?” on page 73 of this Proxy Statement.

Code of Ethics and Corporate Governance

In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee. These guidelines and charters are available for review under the “Corporate Governance” section of our web site at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers, and Associates. The Code of Ethics is also posted in the “Corporate Governance” section of our web site, located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting Mark P. Fisher, our Corporate Secretary, at (415) 364-2500 or by e-mail at investorrelations@stifel.com.

We have established procedures for shareholders or other interested parties to communicate directly with our Board, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group. Such parties can contact our Board by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski Chairman of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairmen of the Board and relayed promptly to the Board or the individual directors, as appropriate.

Relationship of Risk Management to Compensation

The Board and the Compensation Committee, with the assistance of management, has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we undertook the following process:

•

We conducted an analysis of our incentive compensation programs by an interdisciplinary team led by our CRO and our outside independent compensation consultant. Other members of the team consisted of employees in risk management, accounting/payroll, legal, internal audit and human resources.

•

This team conducted an initial evaluation of our compensation programs and policies across six elements: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes, focusing on significant risk areas.

•

The team found that formula-based funding of bonus pools is utilized consistently across the Company. These formulas varied, with most being either commission-based or total-compensation based, with respect to net revenues, taking into consideration operating profits. The team found that the allocation of bonus pools is generally aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed on a purely formula basis, but instead based on subjective factors, including longer term performance and ongoing consideration by the employee of the risks involved in the business.

•

The team also noted the risk mitigation effect of our stock bonus plan allocation formula, which imposes the requirement that a portion of bonus amounts be delivered not in present cash but in the form of restricted stock units and debentures that vest over time.

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In light of the above, our Board and Compensation Committee continue to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company.

Age – Retirement of Mr. Dubinsky and Reduction in Board Size

The Board has adopted a policy, on the recommendation of its Executive Committee, that each Director, shall not stand for reelection in any year if he or she shall have reached the age of 75 as of the first day of that year and shall transition responsibilities and resign no later than the date of the Annual Meeting. The Board may make exceptions to this policy if it determines such exception would be in the Company’s best interest. Accordingly, Mr. Dubinsky will not stand for election this year and his service on Stifel Financial’s Board will conclude concurrent with the end of this year’s Annual Meeting. Mr. Dubinsky will, however, remain chairman of the board of Stifel Bank & Trust, a subsidiary of the Company. The Board has determined to reduce the size of the Board from 12 to 11 directors concurrently with Mr. Dubinsky’s retirement. The Board has determined that Mr. Weisel should continue to serve for the 2020-21 term.

Experience and Diversity

The Risk Management/Corporate Governance Committee of the Board actively seeks directors who provide the Board with a diversity of perspectives and backgrounds.

The composition of our Board reflects diversity in business and professional experience, skills, gender and ethnic background.

The Board and Risk Management/Corporate Governance Committee regularly consider whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. To do so the Board and Risk Management/Corporate Governance Committee focus primarily on the information discussed in each of the individual biographies set forth in this section, and consider how this information relates to the Company’s business and structure. These biographies briefly describe the business experience during the past five years (or longer if material), of each of the nominees for election as a director, including, where applicable, positions held with us, and information as to the other directorships held by each of them during such five-year period. These biographies also include the specific individual attributes considered by the Risk Management/Corporate Governance Committee and the Board in coming to the conclusion that each such nominee or current director should serve as a director of the Company.

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COMPENSATION DISCUSSION & ANALYSIS

CEO COMPENSATION DETERMINATIONS

Name			Fixed Compensation		Annual Incentive Compensation
	Year		Base Salary, Cash	Stock-Based Salary	Cash Bonus(1)	RSUs, RSAs and Debentures(2)	PRSUs	Subtotal At-Risk	Total Comp.(3)
Ronald J. Kruszewski	2019 change	(4)	0%	0%	16.9%	–11.6%	75.0%	6.9%	11.1%
	2019		$200,000	$100,000	$4,700,000	$3,250,000	$1,750,000	$5,000,000	$10,000,000
	2018		$200,000	$100,000	$4,020,761	$3,679,239	$1,000,000	$4,679,239	$9,000,000
	2017		$200,000	$100,000	$3,100,000	$3,600,000	$1,000,000	$4,600,000	$8,000,000

			Realized Compensation			At-Risk Compensation
			Amount	% of Total	Year-over- Year % Change	Amount	% of Total	Year-over- Year % Change
	2019		$5,000,000	50.0%	15.7%	$5,000,000	50.0%	6.9%
	2018		$4,320,761	48.0%	27.1%	$4,679,239	52.0%	1.7%
	2017		$3,400,000	42.5%		$4,600,000	57.5%

(1)

Does not include the 2017 special payment to mitigate tax burdens shifted from the Company to certain named executive officers, described on page 52, that were not incentive compensation but part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.

(2)

For 2018, reflects 73,175 restricted shares previously granted to executive in December 2017. For 2018, the restricted shares are reflected in this table at a price of $50.28. This award was granted in connection with the Company’s 2017 tax planning described on page 52.

(3)	For differences between this table and the Summary Compensation Table, see page 53, Summary Compensation Table Treatment of Timing of Compensation.
(4)	Year-over-year percentage change.

In determining Mr. Kruszewski’s variable compensation for 2019, the Committee specifically noted that:

•	Company performance for 2019 was strong and Mr. Kruszewski’s specific contributions to this performance were significant.

•	Mr. Kruszewski’s total compensation in 2018 was at the approximate median of our peer group’s CEO compensation.

•	The Committee determined that, for 2019, the CEO’s total annual compensation should be increased approximately in line with performance. This is consistent with the Committee’s past practices.

•

Historically, CEO compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP net revenue, non-GAAP pre-tax net income and non-GAAP earnings per share. In 2019, for the year, non-GAAP net revenue was up 10.3%, non-GAAP pre-tax net income was up 12.1% and non-GAAP earnings per share were up 15.5%, or approximately 12.6% on average. See “Use of Non-GAAP Measures” on page 53 for a description of how and why these measures differ from GAAP measures.

•	The CEO’s existing share ownership, which is significant, powerfully and directly aligns the CEO with the interests of all shareholders.

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Ronald J. Kruszewski, Chairman and CEO

Ronald J. Kruszewski is Chairman of the Board of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated. He joined the Company as Chief Executive Officer in September 1997. Mr. Kruszewski serves on the Board of Directors of SIFMA (Securities Industry and Financial Markets Association) and was appointed by the St. Louis Federal Reserve Board of Directors to serve on the Federal Advisory Council to the Board of Governors of the Federal Reserve System.

Compensation Mix

Financial	Strategic Achievements
✓ 24th consecutive year of record net revenues. ✓ Record Non-GAAP EPS of $6.10, up 15.5%. ✓ Non-GAAP Pre-Tax Net Income of $664 million, up 12.1%. ✓ Book value per share increased by $5.75 to $48.37.

  ✓  Acquired Mooreland Partners.

  ✓  Acquired the capital markets business of GMP Capital.

  ✓  Acquired certain assets of George K. Baum & Company.

  ✓  Formed strategic partnership with Israel’s OurCrowd.

  ✓  Completed acquisitions of First Empire and MainFirst.

Leadership	Risk Management

  ✓  Implemented a substantial quarterly dividend increase.

  ✓ Championed Stifel’s Women’s Initiative Network.

  ✓  Successfully controlled compensation ratios and costs Company-wide to improve operating margins.

✓ Maintained conservative leverage and risk-weighted capital ratios. ✓ Led increased investments in enterprise risk management, compliance and infrastructure, in support of strong asset growth.

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2019 CEO Compensation, by Form, Type and Amount:

	Type	2019	% of Comp.	2018	% of Comp.	2017	% of Comp.
Base Salary, Cash		$200,000	2.0%	$200,000	2.2%	$200,000	2.5%
Stock-Based Salary		$100,000	1.0%	$100,000	1.1%	$100,000	1.3%
Total Fixed Compensation		$300,000	3.0%	$300,000	3.3%	$300,000	3.8%
Cash Bonus		$4,700,000	47.0%	$4,020,761	44.7%	$3,100,000	38.8%
Time-Based Deferred (RSUs, RSAs and Debentures)		$3,250,000	32.5%	$3,679,239	40.9%	$3,600,000	45.0%
Performance-Based Deferred (PRSUs)		$1,750,000	17.5%	$1,000,000	11.1%	$1,000,000	12.5%
Total Variable Annual Incentive Comp		$9,700,000	97.0%	$8,700,000	96.7%	$7,700,000	96.3%
Total Compensation		$10,000,000	100%	$9,000,000	100%	$8,000,000	100%
Total Realized Compensation		$5,000,000	50.0%	$4,320,761	48.0%	$3,400,000	42.5%
Total At-Risk Compensation		$5,000,000	50.0%	$4,679,239	52.0%	$4,600,000	57.5%

The CEO compensation shown below includes annual incentives (both cash and deferred components) granted for the performance years 2015-2019, together with cash base salary and the portion of 2017 LTIA awards automatically vesting in the year. For further description of Performance-Based Restricted Stock Units (PRSUs), see page 48.

CEO Compensation, 2015-2019, by Form and Amount (thousands):

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Alignment of CEO Compensation with Key Performance Measures

Performance Over 5 Years Relative to 2014

(Non-GAAP Net Revenue, Non-GAAP Pre-Tax Income and Non GAAP EPS):

COMPENSATION DETERMINATIONS FOR NAMED EXECUTIVE OFFICERS OTHER THAN THE CEO

The Committee determined that, for 2019, compensation for Mr. Zemlyak and Mr. Nesi, our co-presidents, and Mr. Marischen, our CFO, should be increased in line with performance and that compensation for Mr. Michaud should be increased in line with KBW performance. This is consistent with the Committee’s past practices. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP net revenue, non-GAAP pre-tax net income and non-GAAP earnings per share. In 2019, for the year, non-GAAP net revenue was up 10.3%, non-GAAP pre-tax net income was up 12.1% and non-GAAP earnings per share were up 15.5%, or approximately 12.6% on average. See “Use of Non-GAAP Measures” on page 53 for a description of how and why these measures differ from GAAP measures. The Committee also continued to recognize the aligning power of direct share ownership by our senior executives.

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2019 Compensation Determinations for Named Executive Officers Other than the CEO

			Fixed Compensation		Annual Incentive Compensation			Subtotal At-Risk	Total Compen- sation(3)
Name	Year		Base Salary	Stock-Based Salary	Cash Bonus(1)	RSUs, RSAs and Debentures(2)	PRSUs
James M. Zemlyak	2019 change	(4)	0%	0%	70.3%	-37.9%	50%	-23.7%	11.3%
	2019		$250,000	$62,750	$3,227,250	$1,610,000	$750,000	$2,360,000	$5,900,000
	2018		$250,000	$62,750	$1,895,065	$2,592,185	$500,000	$3,092,185	$5,300,000
	2017		$250,000	$62,750	$1,800,000	$1,900,000	$700,000	$2,600,000	$4,712,750
Victor J. Nesi	2019 change	(4)	0%	0%	37.3%	-27.3%	74.0%	-11.0%	11.3%
	2019		$250,000	$65,000	$3,825,000	$1,890,000	$870,000	$2,760,000	$6,900,000
	2018		$250,000	$65,000	$2,785,000	$2,600,000	$500,000	$3,100,000	$6,200,000
	2017		$250,000	$65,000	$2,085,000	$2,400,000	$700,000	$3,100,000	$5,500,000
Thomas B. Michaud	2019 change	(4)	0%	0%	-0.5%	15.8%	104.8%	32.2%	8.3%
	2019		$250,000	$55,000	$2,762,500	$1,062,500	$425,000	$1,487,500	$4,555,000
	2018		$250,000	$55,000	$2,775,000	$917,500	$207,500	$1,125,000	$4,205,000
	2017		$250,000	$55,000	$2,800,000	$800,000	$400,000	$1,200,000	$4,305,000
James M. Marischen(5)	2019 change	(4)	25.0%	-7.4%	-2.5%	12.5%	n.a.	57.5%	12.4%
	2019		$250,000	$125,000	$877,500	$337,500	$135,000	$472,500	$1,725,000
	2018		$200,000	$135,000	$900,000	$300,000	$0	$300,000	$1,535,000

			Realized Compensation			At-Risk Compensation
	Year		Amount	% of Total	Year-over- Year % Change	Amount	% of Total	Year-over- Year % Change
James M. Zemlyak	2019		$3,540,000	60.0%	60.3%	$2,360,000	40.0%	-23.7%
	2018		$2,207,815	41.7%	4.5%	$3,092,185	58.3%	18.9%
	2017		$2,112,750	44.8%		$2,600,000	55.2%
Victor J. Nesi	2019		$4,140,000	60.0%	33.5%	$2,760,000	40.0%	-11.0%
	2018		$3,100,000	50.0%	29.2%	$3,100,000	50.0%	0.0%
	2017		$2,400,000	43.6%		$3,100,000	56.4%
Thomas B. Michaud	2019		$3,067,500	67.3%	-0.4%	$1,487,500	32.7%	32.2%
	2018		$3,080,000	73.2%	-0.8%	$1,125,000	26.8%	-6.3%
	2017		$3,105,000	72.1%		$1,200,000	27.9%
James M. Marischen(5)	2019		$1,252,500	72.6%	1.4%	$472,500	27.4%	57.5%
	2018		$1,235,000	80.5%		$300,000	19.5%

Proxy Statement for the 2020 Annual Meeting of Shareholders	29

(1)

Does not include the special payment to mitigate tax burdens shifted from the Company to named executive officers, described on page 52, that were not incentive compensation but part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.

(2)

Does not include grants of future stock-based salary, which are reflected under Stock-based salary. With respect to Mr. James M. Zemlyak, the 2018 amount reflects 51,555 restricted shares previously granted to executive in December 2017. With respect to Mr. Victor J. Nesi, the 2018 amount reflects 43,240 restricted shares previously granted to executive in December 2017 and 8,470 restricted stock units granted in March 2019. For 2018, the restricted shares and restricted stock units are reflected in this table at a price of $50.28. The restricted share awards were granted in connection with the Company’s tax planning as described further on page 52.

(3)	For differences between this table and the Summary Compensation Table, see page 53, Summary Compensation Table Treatment of Timing of Compensation.
(4)	Year-over-year percentage change.
(5)	2018 was the first year for which Mr. Marischen was a named executive officer.

James M. Zemlyak, Co-President and Head of Global Wealth Management

James M. Zemlyak was named Co-President in June 2014. Mr. Zemlyak served as Chief Financial Officer of Stifel Financial Corp. from February 1999 through August 2018 and was Treasurer of Stifel Financial Corp. from February 1999 to January 2012. Mr. Zemlyak has been Chief Operating Officer of Stifel, Nicolaus & Company, Incorporated since August 2002 and Executive Vice President since December 2005. In addition, he served as Chief Financial Officer of Stifel, Nicolaus & Company, Incorporated from February 1999 to October 2006.

Compensation Mix

2019 Performance Highlights

✓  Recruited 150 Financial Advisors with $119 million of trailing 12 month production.

✓  Record wealth management revenue of over $2.1 billion.

✓  Increased client fee-based assets by 30% to $117 billion.

✓  Successfully controlled compensation and non-compensation expenses within Global Wealth Management.

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Victor J. Nesi, Co-President and Director of the Institutional Group

Victor J. Nesi joined Stifel in 2009 and was named Co-President of Stifel Financial Corp. in 2014. In addition, he is Director of the Company’s Institutional Group. In his 25-year investment banking career, Mr. Nesi has worked closely with clients on strategic advisory projects totaling in excess of $200 billion, including exclusive sales, cross-industry mergers, restructurings, and domestic and cross-border acquisitions. On the financing side, Mr. Nesi has advised clients on investment-grade and non-investment-grade debt, as well as on numerous equity and equity-linked transactions, including the then largest IPO in U.S. history, the AT&T $10.6 billion carve-out of AT&T Wireless.

Compensation Mix

2019 Performance Highlights

✓  Integrated record number of Institutional Group acquisitions.

✓  Broadened Institutional investment banking teams, sponsor coverage and finance product offerings.

✓  Record Institutional net revenue of $1.2 billion and record Advisory revenue of $448 million.

✓  Fixed Income revenue of $383 million, up 39%.

Thomas B. Michaud, Senior Vice President, President and CEO of Keefe, Bruyette & Woods

Thomas B. Michaud has been with Keefe, Bruyette & Woods (KBW) for 33 years. He was named President and CEO of KBW in 2011, having served as Vice Chairman and COO of the Holding Company since 2001 and President of the Company’s main subsidiary since 2006. KBW was acquired by Stifel in February 2013. He served on our Board from 2013 until 2017 and has served as Senior Vice President of Stifel since 2013. Under his leadership, KBW has become one of the leading investment banking firms to the financial services industry. KBW is regularly recognized for its leadership in the areas of equity research, mergers and acquisitions, capital raising and equity trading. Mr. Michaud maintains strong personal relationships with industry leading executives and has been instrumental in many of KBW’s largest transactions. Mr. Michaud’s views on the financial services industry are frequently sought by corporate clients, their boards of directors, and the media.

Compensation Mix

2019 Performance Highlights

✓  Led KBW to the best Advisory revenue year in its 57 year history.

✓  KBW advised on 10 of the top 15 2019 bank mergers and ranked #1 in Bank Lead Managed IPOs.

✓  Ranked #1 by Greenwich Associates for FIG Institutional Equity Sales, Trading and

Small/Mid-Cap Equity Research.

✓  Provided successful leadership in the newly-formed Stifel Institutional Group Management

Committee.

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James M. Marischen, Chief Financial Officer

James M. Marischen was named Chief Financial Officer of Stifel Financial Corp. in August 2018. From 2015 to 2018, he served as the Company’s Chief Accounting Officer and Chief Risk Officer, with responsibilities including oversight of corporate accounting, financial analysis and planning, tax, treasury, and enterprise risk management. Mr. Marischen joined Stifel in 2008, serving as Chief Financial Officer and Executive Vice President of Stifel Bank & Trust from 2008 to 2015. Prior to joining Stifel, Mr. Marischen worked in public accounting at KPMG LLP.

Mr. Marischen earned a Bachelor of Science in Accounting and a Master of Accountancy from Truman State University.

Compensation Mix

2019 Performance Highlights

✓  Focus on expense discipline contributed to record Company-wide margins.

✓  Book value per share increased by $5.75 to $48.37.

✓  Closed on a substantial committed unsecured revolving credit facility.

✓  Management and oversight of enterprise risk management.

COMMITTEE PROCESS AND DETERMINATIONS

Committee Views of Proportion and Form of Compensation

The Committee continued to emphasize “At-Risk” (deferred) compensation in determining the annual incentive compensation of the CEO and the other named executive officers.

The Committee divides the various elements of compensation described above in “Key Executive Compensation Program Elements” into two categories: compensation that is “Realized” because it is not subject to forfeiture and compensation that is “At-Risk” because it is subject to forfeiture. As described above, the Committee considers At-Risk compensation to include grants of PRSUs, RSUs, RSAs and debentures, which are all the forms of deferred compensation granted to named executive officers. The Committee considers Realized compensation to include all fixed compensation (cash base salary and stock-based salary), as well as variable compensation that is not deferred (namely, cash bonuses).

The Committee believes that At-Risk compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. By contrast, cash does not have a retention component. The Committee believes that the retention component of variable compensation is important in the case of named executive officers, and particularly with respect to the CEO. Accordingly, the Committee has determined that the allocation of variable compensation among Realized and At-Risk compensation for the CEO and other named executive officers in respect of 2019 will be as shown in the following table:

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2019 Allocation of Deferred and “At-Risk” Annual Incentive Compensation:

Named Executive Officer	Cash and Stock-Based Salary	At-Risk (Deferred) Compensation
CEO: Mr. Kruszewski	50% of Annual Incentive Compensation	50% of Annual Incentive Compensation
Office of the President: Co-Presidents Zemlyak and Nesi	60% of Annual Incentive Compensation	40% of Annual Incentive Compensation
Committee Assessment:	Realized and Not Retentive	At-Risk and Retentive

All deferred compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. RSUs and PRSUs additionally align incentives because their value ultimately reflects fluctuations in the share price of Company stock. PRSUs reinforce this alignment because their value is linked not only to share price but also to the attainment of certain performance metrics. The Committee believes that these attributes make RSUs and PRSUs more At-Risk from the perspective of the executive officer, with PRSUs being the most At-Risk. By comparison, the Committee determined that debentures are least At-Risk from the perspective of the executive officer because their value is determined at the grant date and does not vary based on the future performance of the Company, although their realization is contingent on additional years of service.

The Committee’s Process for Decision Making

Our Roadmap for Compensation
1. Identify Key Metrics (Quantitative & Qualitative)	2. Establish Peer Group, Gather Market Pay and Shareholder Input	3. Review of Performance and Market	4. Make Year-End Pay and Performance Decisions	5. Determine Form and Allocate Awards

Financial Objectives: growth in earnings; net income and revenue

Long-Term Objectives: increase ROE and book value; enhance return to shareholders

Strategic Objectives: integration of acquisitions; organic growth

Ongoing solicitation of shareholder input and incorporation of shareholder compensation priorities Independent consultant assisted the Committee with: identifying peer companies; gathering peer and supplemental market pay data for Committee reference.

Periodic updates during the year from the CEO: Company performance; segment performance; individual executive officer performance.

Periodic updates from independent consultant: relative performance;
competitive pay levels;
alignment of pay and performance;
market trends.

Committee decisions based on results of the incentive framework (see below) that include an in depth review of Company, CEO and other executive officer performance across multiple factors.

Pay for executive officers other than the CEO recommended by CEO, subject to Committee approval.

Committee awarded 2019 incentive compensation in the form of cash, stock-based salary, and bonuses composed cash, RSU, RSA, PRSU and, (for some executive officers) debenture components.

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Incentive Assessment Framework

The committee evaluates named executive officer incentive compensation based on various factors, and summarizes its judgment on groups of these factors as being below, meeting or exceeding its expectations. The following is an assessment based upon primary performance goals, additional considerations, strategic goals and overall Company performance. See “Use of Non-GAAP Measures” on page 53 for a description of how and why the Non-GAAP measures differ from GAAP measures.

Incentive Assessment Framework Results

Primary Performance Goals	2019 Result	Year-Over-Year Change

• Non-GAAP Net Revenue	$3.34bn		10.3	% ñ

• Non-GAAP Pre-Tax Net Income	$664M		12.1	% ñ

• Non-GAAP EPS	$6.10		15.5	% ñ
	Below
Company Performance on Primary Goals, Committee Assessment		Meets
			Exceeds
Additional Considerations	2019 Result	Year-Over-Year Change

• Non-GAAP Return on Common Equity	15.3%		0.4% ñ

• Total Shareholder Return (price increase + dividend)	$19.83		47.9% ñ

• Non-GAAP Pre-Tax Margin on Net Revenues	19.9%		0.3% ñ

• Book Value Per Share	$48.37		13.5% ñ

• Non-GAAP Comp to Revenue Ratio	58.3%		0.3% ñ

• Total Capitalization of Stifel Financial Corp.	$4.14bn		41.3% ñ
	Below
Company Performance on Additional Considerations, Committee Assessment		Meets
			Exceeds

Performance Categories	Achievements

• Financial Results	See pages 26 to 32 for a detailed description of achievements in these four categories in relation to each named executive officer.
• Strategic Achievement
• Leadership
• Risk Management
	Below
Company Performance on Strategic Goals, Committee Assessment		Meets
			Exceeds
	Below
Overall Company Performance, Committee Assessment		Meets
			Exceeds

Note: Year-over-year changes to percentages are expressed as the absolute difference between the percentages. Year-over-year changes to values are expressed as relative percentages.

Proxy Statement for the 2020 Annual Meeting of Shareholders	34

COMPANY PERFORMANCE

We Continue to grow and invest in our future
24 Years	6 Acquisitions	Expense Control	$300 million to shareholders

2019 was our 24th consecutive year of record net revenues, with record non-GAAP pre-tax net income available to shareholders, record revenues in our Global Wealth Management segment and record revenues in our Institutional segment.

	During 2019, we acquired: • First Empire • MainFirst • Moreland Partners • B&F Capital • certain assets of George K. Baum & Co. • the capital markets business of GMP Capital	We successfully controlled our compensation and non-compensation expenses in 2019.	We returned over $300 million to shareholders through dividends and share repurchases

    See Use of Non-GAAP Measures at page 53.

2019 Segment Performance, Balance Sheet, Infrastructure and Additional Performance Indicators

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(1)

Operating results are from continuing operations. Non-GAAP measures reflect adjustments for: acquisition-related charges, including duplicative expenses, certain litigation-related expenses and certain tax benefits. See Use of Non-GAAP Measures at page 53.

Additional Performance Indicators	2019	2018	2017
Non-GAAP Return on Equity	15.3%	14.9%	12.2%
Total Shareholder Return	47.9%	-29.7%	19.6%
Non-GAAP Pre-Tax Margin on Net Revenues	19.9%	19.6%	17.1%
Book Value Per Share	$48.37	$42.62	$38.26
Non-GAAP Compensation to Revenue Ratio	58.3%	58.0%	61.2%

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Relative Performance of Common Stock

5-year relative performance of SF Common Stock, Peer Group, and S&P 500 Index:

The peer group reflected in the charts above is as described on page 45.

	5-Year
Relative Performance	Growth	CAGR
SF Common Stock	21.6%	10.0%
Peer Group(1)	21.4%	8.6%
S&P 500 Index	56.9%	12.1%

Strategic Execution

Stifel continued in 2019 to execute on its strategy of building a premier wealth management and investment banking firm by means of organic growth and opportunistic acquisition. Each acquisition in 2019 has fit Stifel’s differentiated value proposition of growth, scale and stability that blends many of the advantages, but avoids most of the weaknesses, of larger bulge bracket and smaller boutique firms. Historically, we have executed strategic opportunities only when accretive.

Strategic Opportunity Evaluation

Accretive to our Shareholders	Accretive to our Associates	Accretive to our Clients	Accretive to our Partners

To our shareholders, through expected revenue and EPS growth in a reasonable timeframe.	To our associates, through additional capabilities and new geographies.	To our clients, through greater relevance and expanded product offerings.	To our new partners, through the stability of Stifel’s size and scale, coupled with a significant retention of their own ability to direct their own businesses.

Our Board and the Committee understand that Stifel executes on strategic opportunities to maximize retention and tax benefits. The result is non-GAAP charges to earnings, as opposed to an increase of goodwill on our balance sheet. All of those elements of our acquisition strategy result in tangible benefits to Stifel. Conversely, we do not structure our acquisitions to improve GAAP treatment in the absence of other, compelling tangible benefits. This strategy for executing acquisitions is the most important reason we describe both GAAP and non-GAAP results: the non-GAAP results illuminate how we structure and view our strategic acquisitions.

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Stifel’s acquisitions are a catalyst for organic growth. Consistent with our approach to a balanced business model, acquisitions and organic expansion of our existing businesses are roughly equal sources of our growth since 2005. We position Stifel to take advantage of opportunities to add talented professionals, services, products and capabilities, whether the vehicle is an acquisition or organic hiring.

Strengthening Controls and our Culture

We are a Company that has grown tremendously over the past decade and anticipate continued growth through the next decade. We believe that a strong and sustainable control environment is integral to achieve this end. We have also committed the effort and resources to build a platform for growth by continually enhancing our risk and control practices.

•

Ongoing Risk Management. In 2019, Stifel continued to manage its balance sheet, capital, liquidity and overall risk conservatively. The Board’s Risk Management / Corporate Governance Committee oversees major risk exposures, including market, credit, capital & liquidity, operational, regulatory, strategic and reputational risks. Our Enterprise Risk Management program, under the direction of our Chief Risk Officer, and other members of the Company’s management have prepared a series of risk appetite statements that articulate our overall risk culture. The Board’s Risk Committee reviews and approves risk appetite statements at least annually and receives at least quarterly updates on the Company’s adherence to them. The Board’s Risk Committee also receives quarterly risk assessments that identify, measure, and monitor existing and emerging risks, in addition to any changes to internal controls. In addition, the Board’s Risk Committee reviews the potential effect of significant matters and decisions on the Company’s reputation.

•

Cybersecurity. The Company, including its Board and senior management, devote significant time and resources to dynamic and growing cybersecurity defense. The Company’s cybersecurity architecture and layered technologies are carefully considered. Security personnel provide ongoing threat monitoring and work across technology disciplines to monitor cyber threats. The Company’s team of security architects guides and coordinates internal and external protections. Other teams focus on assurance and continually monitor and test effectiveness. Management and the Board oversee these and other measures both directly and through the Risk Management / Corporate Governance Committee.

•

Investing in our infrastructure. We have continued to build out the infrastructure that enables us to continue to execute on our growth strategies, by bolstering our risk management, compliance, and internal audit functions, and ensuring that we fully comply with new and existing regulatory requirements. For example, we have made significant additions to our staff who stress test risk exposures and monitor compliance with rules and regulations. We have also significantly augmented the tools available to this staff. Likewise, we developed a number of new oversight capabilities to carefully manage risk in select Private Client Group business areas. Additionally, in the Technology and Operations areas we developed a number of new cross team communication capabilities as well as enhanced system monitoring tools and procedures. And in the Technology and Operations areas we continue to invest in personnel and technology systems that enhance frim-wide communication by providing project transparency and ongoing system monitoring. In addition, our internal audit team performed scores of internal audits in 2019.

•

Investing in Process Improvements and Controls. We continued to enhance our overall control environment by implementing new capabilities, policies and procedures that ensure effective management of our systems. A new set of internal committees and task forces have been formed to evaluate areas for improvement across the operational platform on an ongoing basis. Similarly, a number of procedures have been implemented to periodically review existing business controls in addition to the implementation of new controls. Management supports the necessary investments required to continuously improve the Company’s systems and controls.

•

Building on our strong relationships with regulators. Stifel recognizes the critical importance to the safety and soundness of our company, and the value to our growth strategy, of building on the strong relationships we maintain with our regulators. Our history of growth in the heavily-regulated financial services industry, both organically and through acquisitions, is evidence of this commitment.

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Enhancing the Customer Experience to Deliver Sustained Performance

Stifel has invested significantly to enhance its wealth management platform through improved client reporting and digital access capabilities, as well as enhanced client reporting and financial and estate planning. These investments help our financial advisors provide transparency and deliver solutions to clients that are tailored to their particular needs. Likewise, through prudence, training and relationship building, we are bringing lending solutions to clients seeking liquidity.

In 2019 the Company extended its work on a completely upgraded next generation client access system and mobile access tool-set. These investments are being made to enhance the client experience, further strengthen security, and deliver new functionality to clients. The Company also began implementing a new performance reporting system that will cover all client accounts across the Company. When complete, the client reporting initiative will greatly enhance the ability for financial advisors and clients to understand exactly how their portfolios are performing and what is driving performance across those portfolios.

Investment in our People

The value of our franchise and brand depends on the quality and effectiveness of our team, and on our ability to continue to attract and develop the best people. Our Board regularly reviews our human capital practices to ensure that compensation, benefits, working conditions and culture are aligned to foster every associate’s success and growth at Stifel.

Development and Growth	Succession Planning	Diversity and Inclusion

By listening to our associates, including those who have joined us through acquisitions, Stifel integrates best practices and strengthens the Company. Many parts of our business have formal cross-training and continued education programs. Our management development programs identify and prepare leaders at Stifel for wider responsibility. In 2019, we provided new resources to managers to reinforce their leadership and ability to develop their teams.

The Board has established the Office of the President, consisting of our two Co-Presidents, and developed a succession plan. The Board discusses succession planning in its executive sessions.

In addition, many of our larger departments have developed management succession processes that identify employees with high potential and prepare them to lead our future.

We are dedicated to cultivating a diverse and inclusive Stifel. In 2019, our Women’s Initiative Network (WIN) grew in size and importance to our recruitment, development of talent and service to our diverse client base. We named a Company-wide Diversity Officer, provided improved training on avoiding unconscious bias and similar topics and publicly disclosed objective diversity data for the benefit of our shareholders, clients and employees.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

The following two sections, “The Importance of Culture and Diversity” and “The Business Case for Diversity and Inclusion” , are reproduced from our 2020 CEO Letter to our Shareholders and our 2020 Annual Report, respectively.

The Importance of Culture and Diversity

I firmly believe that Stifel’s enduring success is rooted in our culture. Our strategic vision would be nothing without the individual contributions and commitment of our associates. Stifel is an entrepreneurial firm at heart, and we move forward when people at all levels are empowered to find new and creative ways to succeed. This culture is one of our greatest assets, because advisors join the firm knowing that they can use Stifel’s resources to serve their clients in their own innovative ways.

The lodestar in our culture has always been the Golden Rule. In practice, the Golden Rule asks us to go beyond our own experiences and pay special attention to the way others want to be treated, because we cannot assume that our preferences are all the same. Understanding the Golden Rule in this way demands that we actively listen to and learn from others, and it means our culture must always be a work in progress.

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We can do much better with regard to diversity among our associates in particular. The business case for this effort is simple, as greater diversity – in all its forms – provides more opportunities to grow while reducing the risks of blinkered, narrow-minded thinking. This applies to greater diversity in our community just as in our revenue sources, business models, and geographic location. More importantly, though, this is the only fair and just path forward. Look again at the cover of this annual report, because it expresses an ideal that we should strive for: There should be nothing about anyone’s birth or personal background that limits their ability to contribute and compete at our firm. The benefits of moving toward this ideal will be unquantifiable, in the best sense of the word, so I cannot stress enough that diversity doesn’t need to earn its place in our ranks. We need to work, and keep working, to earn its benefits.

Please take the time to read the diversity and inclusion message in this report because it expresses a major focus for Stifel, now and into the future.

The Business Case for Diversity and Inclusion

Given our ever-changing, increasingly interconnected world, there is a strong business case for developing and maintaining a diverse workforce. After all, having a mix of perspectives, experiences, and ideas can lead to more innovation and better decision-making. Studies have shown that companies with diverse workforces often deliver better financial results.

But that’s not the proper lens through which to view diversity and inclusion. It’s not about numbers; it’s simply the right thing to do.

Here at Stifel, we’ve built a culture that rewards collaboration, hard work, and empathy. And at the core of that culture is the Golden Rule of treating others as one would wish to be treated.

As a society, there is much work to be done. The gender wage gap still exists. Racial inequality still exists. But as a company, we are committed to working for change.

Take, for instance, our Women’s Initiative Network – or WIN. Started organically by a small group of the firm’s top female advisors, WIN has evolved into a companywide initiative designed to engage, equip, and empower women to recognize their value, set goals, and reach their potential in both their personal and professional lives. Today, it includes every woman at Stifel, providing networking and mentoring opportunities for women at every stage of their careers at the firm.

Under the leadership of Crystal Schlegl and Carol DeNatale, WIN has made tremendous strides. More broadly, it has provided a framework for future initiatives to increase diversity at Stifel by enabling everyone in the company to thrive. One such initiative is the Stifel Diversity & Inclusion Champions, a group of associates focused on outreach – to employment candidates, to our associates, and to our community – with the goal of helping make Stifel a firm that truly reflects the diverse clients we serve. Carrie Kramer, Head of Diversity & Inclusion, is spearheading this initiative as well as a number of other programs in the coming year as we continue to weave diversity and inclusion into the core fabric of how we do business.

We also recently announced that Stifel will serve as a 2020 President’s Circle sponsor of the Financial Women’s Association (FWA) of New York. The FWA is an organization committed to developing future women leaders and enhancing the role of women in finance, and this partnership will bring even more opportunities for our female associates to collaborate, network, and expand their skill sets while also giving back to the community through mentoring.

We understand that correcting decades of inequity is not something that can be achieved quickly. Nor is it something that can be done through empty platitudes. It takes buy-in and commitment. It also requires us to take a look in the mirror and ask if we’re truly doing all we can. By developing a culture of respect, where everyone is a valued contributor, we will position Stifel to continue to grow, adapt, and succeed.

Environmental, Social and Governance Progress

Over the past 20 years Stifel experienced extraordinary growth as net revenue increased 1,785% and our market capitalization rose from $66 million at the end of 1999 to more than $4.1 billion. This achievement was the result of a combination of strong organic growth and the efficient integration of more than 25 acquisitions. Stifel has become a premier middle market investment bank and wealth management firm. Our long-term success as a Company and our ability to generate sustainable value for our shareholders would not be

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possible without a corporate culture that puts the needs of our clients and our associates first. As a financial services company, we believe it is our responsibility to contribute to the sustainable economic development of the communities in which we live and operate as well as throughout the world. Our Board understands the negative consequences to our future business of poor environmental and community practices as well as insufficient focus on employee needs. Our Board is regularly updated regarding our risk exposures and mitigation efforts in these areas as they understand that our long-term success as a Company and our ability to generate sustainable value for our shareholders is not possible without a corporate culture that puts the needs of our clients, the community and our associates first.

To meet the financial needs of the increasingly diverse and discerning communities nationwide, Stifel must deliver services that accord with the values and preferences of our clients. The diversity of our employees is a critical element of how we do this. Stifel insists on diversity, inclusion, respect, and engagement in all that we do, across the Company. To further develop Stifel’s inclusive and thriving business we have initiated corporate-wide programs such as Stifel’s Women’s Initiative Network (WIN). This program was founded in the second half of 2017 to engage and equip women throughout Stifel with the networking and mentoring tools to set and achieve goals in their personal and professional lives. WIN regularly reports to senior executive leadership and our Board, as we believe that this initiative will challenge our thinking about recruiting, retaining, and promoting women across the Company. Stifel is dedicated to fostering, cultivating, and preserving a culture of diversity and inclusion by embracing and welcoming everyone. In 2016, Stifel named its first Company-wide Diversity Officer, who leads a continuing expansion of our targeted recruitment of minority and veteran-status associates. In addition to improving the diversity of our workforce, Stifel has also required all employees to participate in periodic training to promote diversity and prevent workplace harassment, which includes discussion of employee and manager responsibility for fostering diversity and preventing discrimination and stereotyping, unconscious bias, best practices, confidential reporting of problems, and developments in legal and social context.

Stifel is committed to sustainable economic development and recognizes the impact our businesses have on the world. For the Company to continue to prosper, the value we create for our shareholders must be sustainable. We believe in making a positive difference in the communities in which we live and work. Through our corporate headquarters and offices across the United States, Stifel focuses on the local needs of each community with an emphasis on meeting the basic needs of the low-to-moderate income community, creating educational and wealth building opportunities, partnering with impactful local non-profits, and providing funding and access to life-saving research and healthcare. Stifel’s associates across multiple lines of business, often led by our Public Finance group, collaborate with area government leaders, developers, and community groups on innovative programs to support the infrastructure, education, and facilities of each region. Stifel encourages its employees to donate their time, talent, and treasure, including some matching corporate sponsorship, to charitable organizations across the U.S. that help meet these goals. In addition, our investment management subsidiary, 1919 Investment Counsel, has signed the Principles for Responsible Investment, which pledges to incorporate Environmental, Social, and Corporate Governance into investment analysis and decision-making processes.

KEY PAY PRACTICES

Our Committee considers the design of our executive compensation program to be integral to furthering our Compensation Principles, including paying for performance and effective risk management. The following chart summarizes certain of our key pay practices.

What We Do and Don’t Do

✓  Emphasize annual incentive compensation tied to Company and individual performance

✓  Encourage stock ownership by deferring a portion of annual compensation in the form of RSUs and RSAs and awarding long-term incentives with multi-year vesting periods of three, five or ten years

✓  Maintain stock ownership guidelines; currently, all executives exceed these guidelines

✓  Focus executive officers on our long-term performance with the award of PRSUs based on ROE performance

✓  Utilize a formal process and incentive framework to set executive officer compensation

✓  “Double trigger” on equity awards

✓  Retain an independent consultant

✓  Conduct annual risk review

✓  Engage with shareholders

X   No Excise tax “gross-ups”

X   No special CIC severance

X   No employment agreements

X   No SERPs

X   No hedging, short selling, or use of derivatives

X   Pledging by insiders requires Committee approval

X   No excessive perquisites

X   No repricing of options without shareholder approval

X   No option timing or pricing manipulation

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COMMITTEE COMMITMENTS AND PRINCIPLES

During 2019, the Committee further reviewed its process for setting goals, evaluating performance and making pay decisions, building on its significant improvements in recent years. The review and articulation of our pay purposes, commitments and process is in direct response to comments and other input from our shareholders that have asked us to provide greater transparency by describing in more detail the quantitative and qualitative factors and the evaluation process used to determine awards. Our executive compensation practices are designed to advance Stifel’s goal of being a leading wealth management and investment banking company that is entrepreneurial and appropriately manages risk. We grow and take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. To this end, our executive compensation program emphasizes annual incentive compensation that aligns our executives’ compensation to Stifel’s long-term performance. The Committee oversees this program. This overarching purpose of driving long-term value creation is supported by these commitments:

Committee Commitments

Transparency

•	The Committee identifies the compensation principles that determine the compensation decision process and makes the specific decisions that result from that process.

Alignment

•	The Committee determines the forms and proportions of compensation to align named executive officer compensation to Stifel’s long-term performance.

•	The process by which the Committee makes its decisions includes consideration of the entire factual framework, including both:

•	Quantitative factors, such as those used in the formula for realization of PRSUs and

•	Qualitative factors such as stewardship and risk controls.

Orderly Decision-Making

•	The Committee’s annual decision-making process is structured to yield orderly, timely, individual compensation decisions.

•	The Committee requires a full, enumerated factual basis satisfactory to its members to be put before it prior to making its annual compensation decisions.

•

The Committee consults with an outside compensation consultant to provide market data in connection with its compensation determinations for our CEO and other named executive officers and for other guidance in the compensation decision-making process.

•

The Committee obtains data on peer practices and uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.

•	The Committee disciplines its exercise of judgement by use of these facts, principles and process and framework, in order to set compensation in the best interest of the Company and its stakeholders.

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Balancing Role Relevance with Cultural Cohesion

•	The Committee sets the mix of forms of compensation to be relevant to the role of each executive. For example, a front-line financial professional is often paid primarily on revenue produced.

•	By contrast, senior executives must also ensure conversion of revenues to net income, which the Committee takes into account for senior executive compensation.

•	However, the Committee also strives to foster the cohesive culture that remains essential to Stifel’s success by constraining these role-prompted differences to those essential to maintain relevance.

•	To the extent role differences do not compel compensation differences, the mix of forms of compensation should be kept similar across the organization.

Responsibility

•	The Committee has ultimate responsibility for compensation decisions.

•

The Committee will not duck its responsibility, whether by excessive delegation or through simplistic weighting or excessively formulaic approaches, which can have unintended consequences, fail to capture vital non-quantitative factors, and lead to potential misalignment of interests between the Company and its executives.

•	No single metric or formula can substitute for the Committee’s informed exercise of judgment.

•

The Committee’s process for analyzing facts and making considered determinations, including its decision to continue using formula-based PRSUs as a component of compensation, has kept true to its responsibility to align executive pay with Company performance and foster long-term value creation, proper risk management and Company values.

Prudence

•	The Committee expects Stifel’s executives to act prudently on behalf of shareholders and clients, regardless of day-to-day market conditions and other events.

•

This expectation could be undermined by a strictly formulaic program, which could encourage executives to place excessive weight on achieving a narrow metric at the expense of other goals, and at the expense of balancing goals in tension.

•

The Committee instead remains determined to set compensation informed both by quantifiable, formula-driven factors and by less quantifiable factors, such as risk management, disparities between absolute and relative performance levels and recognition of key individual achievements.

BENEFITS OF DISCRETIONARY ELEMENTS WITHIN OUR COMPENSATION PROGRAM

•

Our business is dynamic and requires us to respond rapidly to changes in our operating environment. A rigid, formulaic program based on metrics could hinder our ability to do so and could have unintended consequences.

•

Our program is designed to encourage executives to act prudently on behalf of both shareholders and clients, regardless of prevailing market conditions. This goal could be compromised by a strictly formulaic program, which might incentivize executives to place undue focus on achieving specific metrics at the expense of others.

•	Strictly formulaic compensation would not permit adjustments based on less quantifiable factors such as unexpected external events or individual performance.

•

Equity-based awards comprise a significant portion of annual variable compensation for our named executive officers and is designed to ensure long-term alignment without the disadvantages of purely formulaic compensation.

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Committee Principles

Our executive compensation strategy is designed to advance Stifel’s goal of being a premier wealth management and investment banking company. Stifel is an entrepreneurial meritocracy that manages its risks conservatively. We take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. Accordingly, the Committee’s executive compensation program emphasizes compensation that is aligned with our company’s performance.

Pay for Performance	Focus on Long-Term Shareholder Interests	Pay to Retain and Attract	Maintain Compensation Governance

Over 85% of named executive officer pay is based on performance and delivered through cash and equity vehicles tied to annual or multiple-year future performance that align our interests with the interests of our shareholders

CEO pay reflects Company performance

Our program encourages share ownership and includes performance measures that enhance long-term shareholder value

Since 1997, a significant portion of named executive officer pay is deferred and, in combination with our stock ownership guidelines, has led to significant share ownership

Financial services is a highly competitive industry; we work to configure and size pay prudently to attract and retain top talent

The Committee reviews pay among competitors, but does not target a specific percentile when approving compensation for named executive officers

The Committee is composed of three independent directors and held 9 meetings in 2019

Committee utilizes the services of an independent compensation consultant

Independent consultant gathers competitive information on pay and performance so that the Committee is aware of current market developments and practices

Committee monitors and assesses named executive officer performance in making year-end pay decisions

In evaluating our executive compensation program, the Committee annually considers shareholder advisory vote and feedback from its meetings with shareholders

Balancing Short- and Long-Term Incentives with “Realized” and “At-Risk” Compensation

The Committee recognizes the importance of striking a balance between long-term incentives linked to shareholder returns and short-term incentives linked to the annual performance of the Company. The Committee considers such factors as the level of cash base salary, stock-based salary, annual incentive compensation, long-term incentive compensation, and the overall equity ownership of the Company’s CEO and other named executive officers. On balance, the Committee strives to emphasize long-term incentives linked to shareholder returns while recognizing the importance of annual performance compensation. In doing so, the Committee assesses each component of compensation as to its emphasis on short-term verses long-term incentives. However, the Committee does not target any specific mix of short- and long-term incentives. In addition, when assessing the incentive of various components of compensation, the committee considers whether the compensation is “Realized” (meaning that it is not forfeitable) or “At-Risk” (meaning that it is potentially forfeitable because it is subject to time- or performance-based vesting).

The Importance of Stock Ownership

The Committee considers the overall level of equity ownership maintained by an executive officer as important indicia of the alignment of that individual with shareholders. The Committee understands the importance to shareholders of share value and total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system. More generally, the Committee views share ownership and participation in share value as an important factor that, even before compensation decisions for a particular year are made, aligns the senior management with shareholders.

We maintain stock ownership guidelines for our officers. The Committee also takes note of our officers’ high level of stock ownership relative to these guidelines. For our CEO, these guidelines set a target stock ownership level of at least 10 times his cash base salary. Mr. Kruszewski’s stock ownership vastly exceeds that target. For each of our other named executive officers, these guidelines set a target ownership level of at least 7 times cash base salary. For each of our other named executive officers, stock ownership greatly exceeds that target.

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Independent Compensation Committee Consultant and Identification of Peer Group

In 2019, the Committee continued to retain Compensation Advisory Partners LLC (CAP) as the Committee’s independent Compensation Consultant. CAP reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. These services include reviewing this compensation discussion and analysis, advising on compensation program design such as the new PRSUs and peer company selection, providing market data on executive compensation trends and named executive officer compensation levels, and assisting the Committee with evaluation of pay-for-performance alignment.

For 2019, the Committee considered the conflicts-of-interest related considerations for retention of a compensation consultant set out in the NYSE’s listing standards, and determined that no such conflict of interest exists with respect to CAP.

Each year since 2017, CAP identifies and the Committee adopts a single “peer group” as a reference group for the Committee’s review of pay and performance and market practices. Our peer group is composed of companies operating in the investment banking, brokerage and asset management businesses that are of similar size, by revenue, assets, income, market cap and total shareholder return.

Peer Group
Affiliated Managers Group Inc. Ameriprise Financial, Inc. E*TRADE Financial Corp. Evercore Inc. Greenhill & Co., Inc. Houlihan Lokey, Inc.	Invesco Ltd. Jefferies Financial Group Inc. Lazard Ltd. Legg Mason, Inc. LPL Financial Holdings Inc. Moelis & Company	Northern Trust Corp. Piper Jaffray Companies Raymond James Financial, Inc. T. Rowe Price Group, Inc. TD Ameritrade Holding Corp.

KEY EXECUTIVE COMPENSATION PROGRAM ELEMENTS

The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes. “Realized” compensation is paid (or vests) to the executive officer either during or on account of the year and is of fixed realizable value and ordinarily available to the executive officer. “At-Risk” compensation, by contrast, is delayed and subject to future conditions. An executive officer risks losing this compensation on account of these conditions not being met.

Fixed Compensation & Benefits

Base Salary, Cash	Stock-Based Salary	Retirement Plans	Other Benefits

Provides a base level of fixed pay.

Consistent with our compensation principles, Stifel maintains modest salary levels and provides most of its compensation in the form of variable incentive compensation.

Cash base salary for CEO and most executive officers has not increased in recent years.

Stock-based salary is the annually vesting portion of certain periodically-granted awards that are considered as part of an executive officer’s salary.

Vesting for LTIAs may be reduced to 5 years, based on predetermined EPS goals, furthering alignment with shareholder interests.

401(k) facilitates tax-advantaged retirement savings

Named executive officers participate in the same retirement plans available to employees generally.

Profit sharing plan with a match of up to $1,000.

Maintains alignment between named executive officers and other employees by limiting additional perquisites.

Benefits provided to named executive officers are generally in line with those available to other employees.

Limited executive officer perquisites.

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Annual Variable Compensation

Cash Bonus	Debentures	RSUs and RSAs	PRSUs

Provides a competitive annual incentive. Aligns executive with shareholder interests in annual performance.	Aligns executive with shareholder interests in annual performance. Encourages retention by vesting over 5 years.

Aligns executive with shareholder interests in both annual performance and subsequent share value growth.

RSUs encourage retention by vesting over 5 years. RSAs encourage retention by becoming unrestricted over 5 years, generally on equivalent terms to RSUs.

Aligns executive with shareholder interests in both annual performance and share value growth.

Encourages retention by vesting over 5 years.

Value depends on achievement of objective, multi-year goals.

Performance based: directly tied to achievement of specific goals over a 4-year period.

Varies annually based on Company and individual performance.

Structured to better align total pay with overall Company performance.

Tied to incentive framework, which includes key corporate, strategic and individual performance indications.

Decisions also based on individual goals and performance of business segment.

Metrics are Total Shareholder Return (TSR), Non-GAAP ROE, Non-GAAP Pre-Tax Income and Non-GAAP EPS.

The Committee’s Perspective on the Compensation Elements

The following section describes the Committee’s views on how each element of compensation fits within the Committee’s perspective on short-term versus long-term incentives and within the Committee’s framework of “Realized” versus “At-risk” compensation.

Base Salary, Cash

The Committee views cash base salary as a short-term incentive and a component of “Realized” annual compensation. As such, we pay relatively low levels of cash base salary compared to the market due to our variable pay-for-performance philosophy. The Committee does not emphasize cash base salary; cash base salary for most executive officers has not increased in recent years except to align senior executive cash based salaries with one another, except that of the CEO. The cash base salary for our CEO has not increased since he joined Stifel as Chief Executive Officer in 1997.

Stock-Based Salary

Stock-Based Salary consists of the annually vesting amount of the Long Term Incentive Awards (LTIAs). The Committee views stock-based salary as a long-term incentive that is both “Realized” (in the sense that it is not subject to further vesting in the year it is counted as stock-based salary) and “At-Risk” (in the sense that it is forfeitable between the date it is granted and the date on which it vests). Furthermore, the value of stock-based salary is tied to the performance of Stifel stock between the grant date and the vesting date, which serves the purpose of further aligning named executive officers’ incentives with shareholders’ interests. As such, this component of compensation is designed to balance the objectives of both short-term and long-term incentives.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provides a significant portion of the total annual compensation paid to each of the named executive officers. The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and deferred compensation (RSUs, RSAs and debentures), each component of which is variable and awarded based on the Committee’s assessments and discretion, using the process and framework described below, and in view of (i) the financial performance for our company and the business units in which the executive officer serves and (ii) a qualitative evaluation of the individual executive officer’s performance for the year. No specific target levels of performance are

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set by the Committee to determine the annual incentive compensation of our named executive officers. Instead, the Committee determines the amount of each named executive officer’s annual incentive compensation based on the Committee’s subjective assessment of the Company (and in some cases, a particular business unit’s) performance relative to the qualitative and quantitative performance indicators used by the Committee to evaluate performance.

Components of Annual Incentive Compensation
Cash	Time-based deferred compensation	Performance-based deferred compensation

Cash, which the Committee views as a short-term incentive and a component of Realized annual compensation.

Time-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. Generally, time-based deferred compensation has been a combination of restricted stock units and debentures.

Performance-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. Generally, performance-based deferred compensation has been in the form of PRSUs.

Collectively, the above three compensation elements comprise Annual Incentive Compensation, which is the most important part of Compensation determined by the Committee each year. In making that annual determination, the Committee has developed a facts-based, performance-focused framework by which it assesses named executive officer performance and sets compensation against clearly stated and measured Company and business goals.

For 2019, these objectives include the quantitative and qualitative criteria identified in the table on page 34 in the section “Incentive Assessment Framework Results”, which reflect financial performance, operating performance and strategic achievements. These criteria were informed by the Committee’s review of overall progress for the Company periodically during the past year. The Committee made its final determinations at year-end when information for each factor was available. Individual performance for each named executive officer was also reviewed in this context of overall performance.

Primary performance goals – achievement of revenue, pre-tax income, and EPS goals – are generally more heavily weighted in the Committee’s decisions. Taking into consideration all factors, the Committee then evaluated each major category – primary, other considerations, strategic – and assigned an overall evaluation to Company performance in making final awards. The Committee understands the importance to shareholders of total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system because the Committee views share ownership as an important factor that already aligns the senior management with shareholders. The Committee has also made total shareholder returns an express part of the formula that determines PRSUs awarded.

The Committee determined that, for 2019, compensation for Mr. Kruszewski, our chairman and CEO, Mr. Zemlyak and Mr. Nesi, our co-presidents, and Mr. Marischen, our CFO, should be increased in line with performance and that compensation for Mr. Michaud should be increased in line with KBW performance. This is consistent with the Committee’s past practices. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP net revenue, non-GAAP pre-tax net income and non-GAAP earnings per share. In 2019, for the year, non-GAAP net revenue was up 10.3%, non-GAAP pre-tax net income was up 12.1% and non-GAAP earnings per share were up 15.5%, or approximately 12.6% on average. See “Use of Non-GAAP Measures” on page 53 for a description of how and why these measures differ from GAAP measures. The Committee also continued to recognize the aligning power of direct share ownership by our senior executives.

Benefits

The Committee provides executives with only limited perquisites and other personal benefits. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Other benefits, including retirement plans and health and welfare plans, are made available to the CEO and other named executive officers on the same basis as they are made available to other employees.

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PAY STRUCTURE AND RISK MITIGATION

Named Executive Officer Compensation is linked to risk management and other controls.
Our emphasis on deferred compensation links named executive officer pay directly to share price and shareholder value over time.	Our PRSUs link named executive officer compensation to future TSR, non-GAAP pre-tax net income, EPS and ROE performance metrics.	We evaluate each named executive officer’s contribution to Company risk control in setting annual pay.	We maintain control over pay through ownership requirements, anti-hedging rules and double triggers.

Performance-Based Restricted Stock Units, PRSUs

Performance-based Restricted Stock Units (PRSUs), the Company’s metrics-based equity vehicle, are awarded periodically. PRSUs are earned over a four-year performance period based on achieving pre-determined performance objectives. Any resulting delivery of shares for PRSUs granted as part of 2019 compensation will occur in early 2024 for 80% of the earned award, and in early 2025 for the remaining 20% of the earned award. Similar to ordinary RSUs, PRSUs are granted based on the share price on the date of grant.

For the 2020-2023 performance cycle used for the 2020 awards of PRSUs as part of our named executive officers’ 2019 compensation, the Committee selected the following performance criteria for all executive officers:

•	Total Shareholder Return, Relative to Peers’ total shareholder returns (Relative TSR)

•	Non-GAAP EPS and

•	Non-GAAP Return on Common Equity.

For additional discussion on non-GAAP measures, see the discussion of “Use of Non-GAAP Measures” on page 53. The Committee uses non-GAAP results as described in that discussion because the Committee intends PRSUs to measure relative performance over time and the Committee concluded non-GAAP results are the better relative measure. To illustrate, if the baseline performance for a PRSU were a GAAP measure, in the absence of future acquisitions, that measure would likely show improvement over time based simply on the merger related charges of previous acquisitions rolling off. Accordingly, the Committee determined that these non-GAAP measures were a more appropriate measurement tool for measuring relative improvement of the underlying business results and, more specifically, the Committee determined that the above criteria would best align management incentives with long-term shareholder objectives and accord with how the market assesses long-term performance of similar financial service firms. The Committee further determined that the use of multiple metrics would reinforce those objectives and discourage excessive focus on any single metric to the detriment of long-term shareholder objectives, long-term performance of the Company or achievement of the Company’s stated objectives.

The Non-GAAP performance criteria are equally weighted. These measures will be fixed, for purposes of calculating any PRSU awards, for the duration of the performance period, except to neutralize the effect of intervening changes in accounting or other applicable rules and subject to the Committee’s final authority to confirm the appropriate calculation of any of the non-GAAP measures for purposes of determining any PRSU award received. The final performance criterion, Relative TSR, represents the positive or negative difference between the Company’s TSR and the average TSR of its peer group, as described on page 45, between the end of calendar year 2020 and the end of calendar year 2023.

For each criterion, there is a “Target”, approximately equal to the corresponding 2019 performance level. Associated with each Target are a lower “Threshold” and a higher “Maximum”, noted below. Relative TSR is measured once directly. Performance under each other criterion is evaluated by constructing the arithmetic average of four years of the relevant annual performance results (the “realized performance”). For each year for these other criterion, the result is taken over (measured from beginning to end of) the calendar year. The realized performance is then compared to the Threshold, Target and Maximum associated with that criterion and scored as follows:

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•	Realized performance equal to or below the Threshold is scored as 1⁄3 (except Relative TSR, scored as 4⁄5).

•	Realized performance between the Target and the Threshold is interpolated on a straight line basis between the Target score and the Threshold score.

•	Realized performance equal to the Target is scored as 1.

•	Realized performance between the Target and the Maximum is interpolated on a straight line basis between the Target score and the Maximum score.

•	Realized performance equal to or above the Maximum is scored as 1 2⁄3 (except Relative TSR, scored as 1 1⁄5).

The Non-GAAP measured scores for the criteria for each executive officer are averaged, with equal weighting, to produce a single, preliminary score, which is then multiplied by the Relative TSR score. This final score, when expressed as a percentage determines the final award where “1” corresponds to 100% of the target award and higher or lower factors increase or decrease the award. The maximum award is 200% of the target.

This description of PRSU calculations is a summary. PRSU results are determined in accordance with Stifel’s policy governing calculation of Non-GAAP measures, and are reviewed by the Committee on a quarterly basis.

PRSU Performance Measures and Scoring for 2020 grants in respect of 2019:

Measures	Threshold	Target	Maximum
Relative TSR	80% of Peer TSR	100% of Peer TSR	120% of Peer TSR
4-Year Average Annual Non-GAAP EPS (EPS)	$4.00	$6.00	$8.00
4-Year Average Annual Non-GAAP Return on Common Equity (ROE)	11%	13%	15%

In designing the PRSUs the Committee is not setting a limit to the goals for which PRSU recipients should reach when it uses the word “Target”, which instead expresses the base case and simplifies understanding of the midpoint award.

2019 PRSU Awards:

Named Executive Officer	PRSU Award	PRSUs Awarded
Ronald J. Kruszewski	$1,750,000	27,915
James M. Zemlyak	$750,000	11,964
Victor J. Nesi	$870,000	13,878
Thomas B. Michaud	$425,000	6,779
James M. Marischen	$135,000	2,153
Amounts included represent the February 2020 grant date fair value.

PRSUs vest ratably over 5 years on an annual basis, but are not calculated or delivered until the 4th year, when 80% of total earned shares, if any, are delivered, with the remaining 20% delivered after 5 years, in each case measuring from the initial grant date. Accordingly, this vesting results in no value to the executive officer except through the described calculation and delivery that occurs in the fourth and fifth year.

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Other Pay Elements: RSUs, RSAs, Debentures, LTIAs, and Stock-Based Salary

RSUs granted as part of the annual incentive vest ratably over 5 years on an annual basis. RSAs granted as part of the annual incentive become unrestricted ratably over 5 years on an annual basis. Debentures also vest ratably over 5 years on an annual basis and, for debentures awarded in respect of 2019, accumulate interest at a rate of 3.25%. RSUs and RSAs are eligible to receive dividend equivalents at the same time and in the same amount as shareholders.

Stock-Based Salary is treated separately from annual awards of RSUs and PRSUs. Stock-Based Salary consists of the annually vesting amount of the Long Term Incentive Awards (LTIAs) from 2014 and following years and the portion of the restricted stock awarded in late 2018 that vests in the relevant year (2019-23). LTIAs take the form of restricted stock units and have been made periodically to the CEO and other executive officers to recognize strong performance, provide opportunities for executives to accumulate stock ownership, to further align their interests with shareholders’ interests, and to provide retention in this highly competitive industry. Assuming the stock-based salary awards are not forfeited, the Committee will count any stock-based compensation awards as part of compensation for the individual receiving the benefits of such vesting in the year that the stock-based salary vests. Importantly, the Committee will consider the value of that consideration equal to the grant date value (not the then vesting date value) when evaluating a particular individual’s mix of total compensation.

RSUs, RSAs and debentures received as part of annual incentive compensation vest ratably on an annual basis over 5 years of continued employment but vest upon death or disability. PRSUs, to the extent of total shares earned, if any, vest immediately upon death, disability or termination not for cause, but do not continue to vest following retirement.

Stock Ownership Requirements

We maintain stock ownership guidelines for our officers. This powerfully and directly aligns their interests with the interests of all shareholders. All of our named executive officers substantially exceed their target ownership levels.

These levels are set at multiples of cash base salary. All of our named executive officers would exceed their target ownership levels (of 10 times or 7 times cash base salary) even if their cash base salaries were set at the substantially higher levels often paid by our peers to their most senior executives.

Our guidelines restrict future sales of shares if ownership is below the required levels, but there is no minimum time required to achieve the target ownership level. Exceptions to the guidelines may be granted on a case-by-case basis if a hardship situation exists.

Other Compensation Policies

Clawback and Recoupment Policies

The Company’s undelivered restricted stock units (including RSUs and PRSUs), debentures and share grants are subject to provisions that could result in forfeiture as a result of engaging in conduct detrimental to Stifel, which includes any action that results in a restatement of the financial statements of Stifel.

Risk Input to Named Executive Officer Pay Decisions

The Committee solicits input from the CFO and the Company’s Enterprise Risk Management group in the course of making its pay decisions. We believe that this input enables the Committee, when appropriate, to hold executives accountable for material actions or items that harm current or future performance, or put performance at undue risk.

The Company’s Enterprise Risk Management group conducts wide-ranging risk identification, mitigation, monitoring and management functions within the Company, and helps to inform the Committee as to the relevance of executive officer actions to the risk profile of the business lines of the Company.

At-Will Employment of Executive Officers

None of our executive officers, including our chief executive officer and our chief financial officer, currently has a written employment agreement with the Company, and each is thus employed by us on an ‘‘at will’’ basis.

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Treatment of Dividends

Employee-owned common shares receive dividends in the same manner as any other common shares. RSAs also receive dividends, which are paid in cash in the same manner as common shares. RSUs (including PRSUs) receive dividend-equivalents in the form of either cash or additional units with the same vesting, delivery, timing and other attributes as the underlying units.

Use of Compensation Consultants

The Committee retains an independent compensation consultant, which reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. The compensation consultant’s services include reviewing this compensation discussion and analysis, advising on compensation program and peer company selection, providing market data on executive compensation trends and executive officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

Deferred Compensation Grids

The Committee used the following grid as a basis for setting deferrals for employees receiving incentive compensation, other than commission-based employees and executive officers, in 2019. These employees are predominantly in our institutional and administrative groups, for which deferred compensation is 5 year, ratable annual vesting, and consists of 35% restricted stock units and 65% deferred cash.

Value	Percentage Deferred
less than $200,000	0%
$200,000 - $499,999	15%
$500,000 - $999,999	20%
more than $1,000,000	30%

Incentive compensation deferrals for our commission-based employees are generally 5% of production over $300,000 in our private client group and, in our institutional group, up to 15% of production over tiered thresholds, which vary by product.

Anti-Hedging, Anti-Pledging and other Officer and Employee Trading Policies

Our insider trading policy prohibits our executive officers from margin purchases and short selling of, or dealing in publicly traded options in or derivatives of our common stock. Additionally, the Company maintains a policy under which any new pledging of our common stock by such persons will require the approval of the Committee. Our directors and executive officers hold no shares in margin accounts and have pledged no shares to third parties. We also prohibit each employee, including each executive officer, from margin purchases, short sales, solicited transactions, issuance of research or market letters, active market making tactics, and our common stock other than stock currently held by that employee. Insider trading is prohibited and, for covered employees including our executive officers, trading of any kind is prohibited during the period beginning five calendars days and ending one business day after each quarterly or annual financial report by the Company.

Double Triggers

Our award agreements with executive officers for deferred compensation issued since 2010 maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an executive officer must actually be terminated following the change in control before vesting will be accelerated unless the Committee grants exceptions in individual cases. None of our executive officer deferred compensation vests automatically upon a change in control, nor does any executive officer have an agreement providing for guaranteed payments, severance, or “golden parachute” payments.

Perquisites and Personal Benefits

Our named executive officers have the perquisites and other personal benefits described in more detail in the Summary Compensation Tables beginning on page 54. On January 1, 2020, the Company discontinued non-accountable expense reimbursement.

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Retirement Plans and Health and Welfare Plans

We sponsor a profit sharing plan, the 401(k) Plan, in which all eligible employees, including the named executive officers, may participate. We currently match up to $1,000 of each employee’s contribution to the 401(k) Plan (or up to $3,000 matched for employees earning less than $175,000 per year). Employee stock ownership contributions for a particular year are based upon each individual’s calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Full-time employees, including the named executive officers, participate in the same broad-based, market-competitive health and welfare plans (including medical, prescription drug, dental, vision, life, and disability insurance). These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid in a taxable year to any individual who is a “covered employee”, including the named executive officers, will generally be non-deductible for federal income tax purposes. The Committee recognizes the impact of this non-deductibility on the compensation that it intends to award, but structures compensation in a manner appropriate and consistent with the Company’s executive compensation program.

Allocation of Previously Granted Awards to 2018 Executive Compensation

The Company took a number of steps to benefit the Company in connection with the Federal tax reform in the United States enacted on December 22, 2017.

These steps were more fully described in the Company’s last two proxy statements. Please refer to pages 51 and 52 of the Company’s 2019 proxy statement, for the section titled “Allocation of Previously Granted Awards to 2018 Executive Compensation”, available at https://www.stifel.com/docs/pdf/investorrelations/annualreports/proxy2018.pdf

Broadly speaking, these reforms made it beneficial to the Company to incur named executive officer compensation expenses prior to January 1, 2018. The special awards were granted with the understanding that their allocation to subsequent performance-based compensation would be made as part of the regular compensation decision making of the Committee. The Committee subsequently determined to allocate the special awards entirely to the 2017 and 2018 performance-based compensation of the three executives as described in the 2018 Proxy.

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SUMMARY COMPENSATION TABLE TREATMENT OF TIMING OF COMPENSATION

Pursuant to SEC rules, the Summary Compensation Table (SCT) must account for equity-based awards during the year of grant, even if awarded for services in the prior year. However, SEC rules require the SCT to include other incentive compensation to be included in the year earned, even if granted during the next year. By contrast, the Committee, as reflected in the CD&A, considers all performance-based executive compensation to be compensation for the year of performance.

Generally, we grant equity-based awards and debentures, and pay any cash incentive compensation for a particular year shortly after that year’s end. As a result, annual equity-based awards, debentures and cash incentive compensation are disclosed in each row of the Summary Compensation Table as follows:

2019

•	“Salary” displays the Cash Base Salaries of our named executive officers for 2019.
•	“Bonus” displays the Cash Bonuses and Debentures of our named executive officers for 2019.
•	“Stock Awards” displays the PRSUs, RSUs and RSAs of our named executive officers for 2018.

2018

•	“Salary” displays the Cash Base Salaries of our named executive officers for 2018.
•	“Bonus” displays the Cash Bonuses and Debentures of our named executive officers for 2018.
•	“Stock Awards” displays the PRSUs and RSUs of our named executive officers for 2017.

2017

•	“Salary” displays the Cash Base Salaries of our named executive officers for 2017.
•	“Bonus” displays the Cash Bonuses of our named executive officers for 2017.
•	“Stock Awards” displays the PRSUs and RSUs of our named executive officers for 2016.

Use of Non-GAAP Measures

The Company utilizes non-GAAP calculations of presented net revenues, income before income taxes, net income, and diluted earnings per share as additional measures to aid in understanding and analyzing the Company’s financial results, as well as calculating PRSUs. Additionally, the Committee utilizes certain non-GAAP calculations in considering named executive officer performance and setting named executive officer compensation. The Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the Committee’s decision making related to named executive officer compensation and the Company’s current financial performance.

These non-GAAP amounts exclude compensation and non-compensation operating expenses associated with the actions taken by the Company in response to the Federal tax reform that was enacted on December 22, 2017 to minimize tax savings; litigation-related expenses associated with previously disclosed legal matters; certain compensation and non-compensation operating expenses associated with acquisitions; the revaluation of the Company’s deferred tax assets as a result of the Federal tax reform; and the favorable impact of the adoption of new accounting guidance during 2017 associated with stock-based compensation.

A limitation of utilizing the non-GAAP measures described above is that the GAAP accounting effects of these merger-related charges do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing its financial results. Therefore, the Company believes that GAAP measures of net revenues, income before income taxes, net income, compensation expense ratios, pre-tax margin and diluted earnings per share and the same respective non-GAAP measures of the Company’s financial performance should be considered together.

Proxy Statement for the 2020 Annual Meeting of Shareholders	53

SUMMARY COMPENSATION TABLE

The following table presents summary information concerning compensation earned in the 2019, 2018, and 2017 fiscal years by our CEO, CFO and each of our other three most highly compensated executive officers employed at the end of 2019 for services rendered to us and our subsidiaries, except that summary information for Mr. Marischen, who became a named executive officer in 2018, does not include 2017 information.

Pursuant to SEC rules, the 2019 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after that year’s end, even if awarded for services in that year. SEC rules require disclosure of cash incentive compensation to be included in the year earned, even if payment is made after year-end.

A summary of the Committee’s decisions on the compensation awarded to our named executive officers for 2019 performance (which, in accordance with SEC rules, are in large part not reflected in the 2019 Summary Compensation Table) can be found in the “Compensation Discussion and Analysis” beginning on page 25. A summary of the steps the Company took in response to federal tax reform in 2017 can be found in the discussion beginning on page 52.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compen- sation (3)	Total ($)
Ronald J. Kruszewski Chairman and Chief Executive Officer	2019	200,000	6,700,000	1,000,000	273,326	8,173,326
	2018	200,000	4,020,761	1,000,000	246,111	5,466,872
	2017	200,000	3,419,687	9,500,000	192,072	13,311,759
James M. Zemlyak Co-President and Head of Global Wealth Management	2019	250,000	4,247,250	500,000	115,861	5,113,111
	2018	250,000	1,895,065	700,000	99,830	2,944,895
	2017	250,000	2,224,639	5,613,333	70,544	8,158,516
Victor J. Nesi Co-President and Director of the Institutional Group	2019	250,000	5,025,000	925,915	144,174	6,345,089
	2018	250,000	2,785,000	700,000	121,772	3,856,772
	2017	250,000	2,552,116	5,720,000	76,141	8,598,257
Thomas B. Michaud Senior Vice President	2019	250,000	3,387,750	957,500	89,788	4,685,038
	2018	250,000	2,942,500	1,500,000	67,031	4,759,531
	2017	250,000	3,369,928	586,667	40,303	4,246,898
James M. Marischen, Chief Financial Officer	2019	250,000	1,073,250	105,000	30,634	1,458,884
	2018	200,000	1,095,000	340,000	19,831	1,654,831

(1)

For the year ended December 31, 2019, Messrs. Kruszewski, Zemlyak, Nesi, Michaud and Marischen received $4,700,000, $3,227,250, $3,825,000, $2,762,500 and $877,500 in cash and $2,000,000, $1,020,000, $1,200,000, $616,250 and $195,750 in newly issued debentures, respectively. For the year ended December 31, 2018, Messrs. Kruszewski, Zemlyak, Nesi, Michaud and Marischen received $4,020,761, $1,895,065, $2,785,000, $2,775,000 and $900,000 in cash and $0, $0, $0, $167,500 and $195,000 in newly issued debentures, respectively. For the year ended December 31, 2017, Messrs. Kruszewski, Zemlyak, Nesi and Michaud received $3,419,687, $2,224,639, $2,552,116 and $2,969,928 in cash and $0, $0, $0 and $400,000 in newly issued debentures, respectively. For more information regarding the material terms of the debentures, see “Additional Information about the Compensation Paid to the Named Executive Officers” on page 56. Interest earned on debentures is reflected in the “All Other Compensation” column and in the table accompanying note 3.

(2)

Amounts included for 2019 represent the grant date fair value of RSUs and PRSUs, granted in February 2019 for services in 2018. Amounts included for 2018 represent the grant date fair value of RSUs and PRSUs, granted in March 2018 for services in 2017. Amounts included for 2017 represent the grant date fair value of RSUs and PRSUs granted in March 2017 for services in 2016, and the special restricted stock awards (RSAs) granted in December 2017 in connection with the new tax reform laws. The grant date fair value of these awards, for all years presented, were determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation – Stock Compensation (ASC 718), excluding, in respect of PRSUs, the effect of estimated forfeitures. The awards were granted under our 2001 Incentive Stock Plan (2011 or 2018 Restatement, as applicable), discussed in further detail in the section entitled “Compensation Discussion and Analysis,” including units granted as long-term incentive awards. The grant date fair values of the PRSUs granted in 2019, 2018 and 2017 assuming the highest level of performance is achieved is, respectively: for Mr. Kruszewski, $2,000,000, $2,000,000 and $1,500,000; for Mr. Zemlyak, $1,000,000, $1,400,000 and $613,333; for Mr. Nesi, $1,000,000, $1,400,000 and $720,000; for Mr. Michaud, $415,000, $800,000 and $586,667; and, for Mr. Marischen in 2019 and 2018, $0 and $180,000; The awards are valued at the closing price of our

Proxy Statement for the 2020 Annual Meeting of Shareholders	54

common stock on the date of grant. The grant date fair values of the PRSUs granted in 2019 are further detailed in the description of “2019 Grants of Plan-Based Awards”, below.
(3)

This is the first year for which we have included dividends and dividend equivalents in this column. For consistency, we have included dividends and dividend equivalents for all years shown. All Other Compensation for 2019 includes the following:

Name	Non- Accountable Expense Allowance ($)(1)	Company’s Matching Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Trans- portation ($) (2)	Dividends and Dividend Equivalents ($) (3)	Interest Earned on Debentures ($)	Life Insurance ($)	Total Benefits ($)
Ronald J. Kruszewski	25,000	1,000	18,719	201,828	5,504	21,275	273,326
James M. Zemlyak	10,000	1,000	4,034	98,152	2,675	—	115,861
Victor J. Nesi	10,000	1,000	29,314	103,845	15	—	144,174
Thomas B. Michaud	—	1,000	—	71,431	17,357	—	89,788
James M. Marischen	—	1,000		22,567	7,067	—	30,634

(1)	Non-Accountable Expense Allowances were eliminated on January 1, 2020. The Non-Accountable Expense Allowance is cash in lieu of reimbursement of expenses not otherwise accounted for.
(2)	Reflects the value of personal use of Company-owned aircraft by Messrs. Kruszewski, Zemlyak and Mr. Nesi, in accord with the policy described on page 61.
(3)	Reflects the value of dividend and dividend equivalents paid in 2019 on account of RSUs, including PRSUs, and RSAs.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards received during the fiscal year ended December 31, 2019, for the named executive officers.

		Potential Future Payouts Under Equity Incentive Plan Awards (1)			All Other Awards:	Grant Date Fair Value ($) (1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Number of Units or Shares of Stock (2)
Ronald J. Kruszewski	Feb. 1, 2019	5,310	19,889	39,778	—	1,000,000
James M. Zemlyak	Feb. 1, 2019	2,655	9,944	19,889	—	500,000
Victor J. Nesi	Feb. 1, 2019	2,655	9,944	19,889	8,470	925,915
Thomas B. Michaud	Feb. 1, 2019	1,102	4,127	8,254	14,916	957,500
James M. Marischen	Feb. 1, 2019	0	0	0	2,088	105,000
(1)

The grant date fair values are calculated in accordance with ASC 718, and, with respect to PRSUs, based upon the probable outcome of the applicable performance conditions without regard to the effect of estimated forfeitures. The minimum actual award relating to PRSUs is approximately 26.7% of the grant date fair value amount and the maximum actual award is 200% of the grant date fair value amount. For Mr. Kruszewski, this figure is composed of $1,000,000 in PRSUs. For Mr. Zemlyak, this figure is composed of $500,000 in PRSUs. For Mr. Nesi, this figure is composed of $500,000 in PRSUs and $425,915 in RSUs. For Mr. Michaud, this figure is composed of $207,500 in PRSUs and $750,000 in RSUs. For Mr. Marischen, this figure is composed of $105,000 in RSUs. The method by which the Threshold, Target and Maximum are determined is described beginning on page 48.

(2)

Represents the total number of stock units (other than equity incentive plan awards) granted to each named executive officer during the 2019 fiscal year. The stock units were part of the named executive officers’ annual and long-term incentive compensation. The components of the total stock unit awards and associated fair values are set forth below.

Proxy Statement for the 2020 Annual Meeting of Shareholders	55

STOCK UNIT AWARDS AND GRANT DATE FAIR VALUE UNDER ASC 718

Name	Asset Category	Vesting Period (1)	Units (#)	Grant Date Fair Value ($) (2)
Ronald J. Kruszewski	Mandatory Deferral (PRSUs)	5 years	19,889	1,000,000
James M. Zemlyak	Mandatory Deferral (PRSUs)	5 years	9,944	500,000
	Mandatory Deferral (RSUs)	5 years	8,470	425,915
Victor J. Nesi	Mandatory Deferral (PRSUs)	5 years	9,944	500,000
	Total		18,414	925,915
	Mandatory Deferral (RSUs)	5 years	14,916	750,000
Thomas B. Michaud	Mandatory Deferral (PRSUs)		4,127	207,500
	Total	5 years	19,043	957,500
James M. Marischen	Mandatory Deferral (RSUs)	5 years	2,088	105,000
(1)	The Mandatory Deferrals and the Annual Incentive Compensation RSUs each vest ratably on an annual basis over the period indicated.
(2)	The grant date fair values are calculated in accordance with ASC 718.

ADDITIONAL INFORMATION ABOUT COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS

Pursuant to the Stifel Wealth Accumulation Plan, participants in the plan receive a portion of their annual incentive compensation on a deferred basis. This nondiscretionary deferral varies by income, production levels, and other factors. Stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Stock units received on a mandatory basis vest ratably on an annual basis over a 5-year period of continued employment following the date of issuance. Vesting based on continued employment may be eliminated, however, upon a termination without cause if the holder of the award refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date of such award. Debentures are promises by the Company to pay cash in the future, with interest, conditioned on continuing employment and other terms. The debentures granted with respect to 2019 vest ratably on an annual basis over a 5-year period of continued employment after the grant and accumulate interest at a rate of 3.25% per annum. The debentures are shown in the Bonus column in the 2019 Summary Compensation Table.

Proxy Statement for the 2020 Annual Meeting of Shareholders	56

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2019, held by the individuals named in the 2019 Summary Compensation Table.

Name	Stock Units (Except Performance-Based) That Have Not Vested		Restricted Shares That Have Not Vested		Performance-Based Stock Units That Have Not Vested (1)
	Units (#) (2)	Market Value ($) (3)	Units (#) (2)	Market Value ($) (3)	Units (#) (2)	Market Value ($) (3)
Ronald J. Kruszewski	6,903 (4)	$418,651	7,802 (5)	$473,191	113,628 (6)	$6,891,519
	11,066 (7)	$671,142	1,441 (8)	$87,397	13,999 (9)	$849,055
	26,081 (10)	$1,581,821	41,550 (11)	$2,520,008	16,778 (12)	$1,017,602
	22,757 (13)	$1,380,193			19,889 (14)	$1,206,245
	2,806 (15)	$170,161
James M. Zemlyak	7 (4)	$430	1,777 (16)	$107,775	49,996 (6)	$3,032,236
	2,772 (7)	$168,100	1,424 (17)	$86,366	5,724 (9)	$347,168
	8,704 (10)	$527,877	2,239 (18)	$135,795	11,745 (12)	$712,322
	11,902 (13)	$721,853	4,657 (5)	$282,447	9,944 (14)	$603,122
	1,147 (15)	$69,576	590 (8)	$35,784
			25,969 (11)	$1,575,020
Victor J. Nesi	7 (4)	$430	1,654 (16)	$100,315	60,222 (6)	$3,652,475
	2,772 (7)	$168,100	1,325 (17)	$80,361	6,720 (9)	$407,547
	8,704 (10)	$527,877	2,083 (18)	$126,334	11,745 (12)	$712,322
	12,331 (13)	$747,885	5,028 (5)	$304,948	9,944 (14)	$603,123
	1,347 (15)	$81,679	644 (8)	$39,059
	6,776 (20)	$410,985	21,169 (11)	$1,283,900
Thomas B. Michaud	10,433 (13)	$632,775	4,046 (5)	$245,390	47,724 (6)	$2,894,447
	1,097 (15)	$66,551	525 (8)	$31,841	5,475 (9)	$332,075
	11,074 (19)	$671,615			6,711 (12)	$407,040
	11,933 (20)	$723,747			4,127 (14)	$250,296
James M. Marischen	1 (4)	$57	237 (16)	$14,374	11,363 (6)	$689,140
	14,209 (13)	$861,796	1,658 (5)	$100,558	1,510 (12)	$91,585
	519 (15)	$31,503	268 (8)	$16,254
	2,852 (21)	$172,995
	1,671 (20)	$101,325

(1)	PRSUs are included in this column at the “Target” level, but may vest at between 0% and 200% of the “Target” level, as more fully described beginning on page 48.
(2)

Rounded to the nearest whole number. Vesting and payment are subject to the terms of the underlying award. Unless otherwise noted, vesting or payment is ratable yearly on even dates to the date of completed vesting.

(3)	Current Market Value is based on the closing price of $60.65 per share of our common stock on December 31, 2019.
(4)	Granted February 14, 2011; vesting completes on January 1, 2021.
(5)	Granted February 25, 2016; vesting completes on January 1, 2021.
(6)	Granted February 25, 2016; 80% vests on Feb. 25, 2020 and 20% vests on Feb. 25, 2021.
(7)	Granted February 14, 2012; vesting completes on January 1, 2022.
(8)	Granted March 2, 2017; vesting completes on January 1, 2021.
(9)	Granted March 2, 2017; 80% vests on March 2, 2021 and 20% vests on March 2, 2022.
(10)	Granted March 8, 2013; vesting completes on January 1, 2023.
(11)	Granted December 29, 2017; vesting completes on December 29, 2022.
(12)	Granted March 2, 2018; 80% vests on March 2, 2022 and 20% vests on March 2, 2023.
(13)	Granted February 25, 2016; vesting completes on January 1, 2026.
(14)	Granted February 1, 2019; 80% vests on February 1, 2023 and 20% vests on February 1, 2024.
(15)	Granted March 2, 2017; vesting completes on January 1, 2022.
(16)	Granted February 14, 2011; vesting completes on January 1, 2021.
(17)	Granted February 14, 2012; vesting completes on January 1, 2021.
(18)	Granted March 8, 2013; vesting completes on January 1, 2021.
(19)	Granted March 2, 2018; vesting completes on January 1, 2023.
(20)	Granted February 1, 2019; vesting completes on January 1, 2024.
(21)	Granted on March 2, 2018; vesting completes on January 1, 2028.

Proxy Statement for the 2020 Annual Meeting of Shareholders	57

OPTION EXERCISES AND STOCK UNITS VESTED OR CONVERTED

The following table sets forth certain information concerning stock vested, for RSAs, or converted, for RSUs, during the year ended December 31, 2019. None of the named executive officers held stock options at any time in 2019.

Name	Number of Shares Acquired on Vesting/Conversion (#) (1)	Value Realized on Vesting/Conversion ($) (2)
Ronald J. Kruszewski	88,891	4,268,412
James M. Zemlyak	18,116	750,349
Victor J. Nesi	24,986	1,170,619
Thomas B. Michaud	12,885	533,685
James M. Marischen	3,931	162,809

(1)	Numbers of shares is composed of both stock vested, for RSAs, and converted into shares, for RSUs.
(2)	These figures represent the dollar value of gross units settled in our common stock by the named executive officers.

2019 Post-Retirement Benefits

Nonqualified Deferred Compensation. The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($) (1)	Registrant Contribution in Last FY ($) (2)	Aggregate Earnings / (Losses) in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at End of Year ($)
Ronald J. Kruszewski	16,217,297	1,000,000	—	6,612,620	(4,268,412)	19,561,505
James M. Zemlyak	7,114,216	500,000	—	2,532,698	(750,349)	9,396,565
Victor J. Nesi	7,148,719	925,915	—	3,165,097	(1,170,619)	10,069,112
Thomas B. Michaud	4,676,027	957,500	—	2,120,662	(533,685)	7,220,504
James M. Marischen	1,634,143	105,000	—	704,832	(162,809)	2,281,166

(1)

The amounts listed in this column represent the annual incentive compensation paid to our named executive officers, which are mandatorily deferred under the Stifel Wealth Accumulation Plan and are included within the “Stock Awards” column of the Company’s 2019 Summary Compensation Table.

(2)

The amounts listed in this column represent long-term incentive awards granted to our named executive officers, the value of which has been included within the “Stock Awards” column of the Company’s 2019 Summary Compensation Table.

(3)

The amounts in this column represent, as applicable, (a) the change in market value of the Company’s common stock during the last fiscal year and (b) the difference between closing price of our common stock on December 31, 2019 and the fair value of incentive stock awards on the date of conversion.

(4)	The amounts in this column represent the fair value of incentive stock awards on the date of conversion.

Proxy Statement for the 2020 Annual Meeting of Shareholders	58

POST-EMPLOYMENT PAYMENTS DISCUSSION

Annual and Long-Term Incentive Awards. The annual and long-term incentive awards made to the named executive officers vest upon the death, disability, or retirement of the executive officer. Assuming any of these events had occurred at December 31, 2019, each named executive officer would have received full vesting of some or all of their outstanding RSUs (including PRSUs) and RSAs. The following table describes the amounts each named executive officer would have received in that circumstance.

Name	Number of Shares Acquired if Vesting Upon a Change in Control (#)	Value Realized if Vesting Upon a Change in Control ($)	Number of Shares Acquired if Vesting Upon Death, Disability, or Retirement (#) (1)	Value Realized if Vesting Upon Death, Disability, or Retirement ($) (2)
Ronald J. Kruszewski	—	—	284,699	17,266,994
James M. Zemlyak	—	—	138,596	8,405,847
Victor J. Nesi	—	—	152,470	9,247,306
Thomas B. Michaud	—	—	103,146	6,255,805
James M. Marischen	—	—	34,288	2,079,567

(1)

Includes the following number of shares that vest upon death or disability, but not upon retirement: Mr. Kruszewski, 284,699; Mr. Zemlyak, 138,574; Mr. Nesi, 152,447; Mr. Michaud, 103,146; and Mr. Marischen, 34,288. Includes RSUs, PRSUs and RSAs. These awards are forfeited if not vested upon termination of employment.

(2)	Based on the closing price of $60.65 per share of our common stock on December 31, 2019. Includes RSUs, PRSUs and RSAs.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2019. Directors who also serve as our employees, inside directors, do not receive additional compensation for their service as directors of either the Company or any of its subsidiaries, although we do reimburse them for their travel and similar expenses incurred to attend Board meetings. This policy applies to Mr. Kruszewski, who has served as both a director and an executive officer of the Company. Non-employee directors are also reimbursed for their travel and similar expenses incurred to attend Board meetings. Information about the 2019 compensation earned or paid to Mr. Kruszewski in his capacity as an executive officer of the Company is disclosed in the 2019 Summary Compensation Table because he is a named executive officer for purposes of this proxy statement. All references to “Stock Units” in this section are to RSUs.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Unit Awards ($) (3)	Total ($)
Adam T. Berlew	85,000	104,899	189,899
Kathleen Brown	85,000	107,369	192,369
Michael W. Brown	110,000	107,369	217,369
John P. Dubinsky	145,400	107,369	252,769
Robert E. Grady	135,000	107,369	242,369
Daniel J. Ludeman	85,000	104,899	189,899
Maura A. Markus	85,000	107,369	192,369
James M. Oates	85,000	107,369	192,369
David A. Peacock	110,000	107,369	217,369
Michael J. Zimmerman	85,000	107,369	192,369

(1)

Total Stock Units outstanding but not yet converted to shares, as of December 31, 2019, are: Mr. Berlew, 1,900; Ms. K. Brown, 5,650; Mr. M. Brown, 13,150; Mr. Dubinsky, 13,150; Mr. Grady, 14,166; Mr. Ludeman, 1,900; Ms. Markus, 5,650; Mr. Oates, 22,653; Mr. Peacock, 1,900; Mr. Zimmerman, 13,150.

(2)

Stated amounts include cash compensation paid to Mr. Dubinsky in fiscal 2019 for his service as the non-executive Chairman, of the Board of Directors of Stifel Bank & Trust during 2019. In addition to an annual cash retainer of $85,000 for serving as a director, the various committee chairs and the lead independent director were awarded additional cash retainers as follows: Lead Independent Director, $25,000; Audit Committee, $25,000; Compensation Committee, $25,000; and Risk Management/Corporate Governance Committee, $25,000.

(3)

In addition to an annual cash retainer of $85,000, each non-employee director was issued 1,900 stock units on June 5, 2019 except for Messrs. Berlew and Ludeman, for which the date of issue was August 6, 2019. The units vest on a quarterly basis over a one-year period. Amounts stated reflect the aggregate grant date fair value computed in accordance with ASC 718.

Proxy Statement for the 2020 Annual Meeting of Shareholders	59

Grants of RSUs to non-employee directors of the Company are generally granted annually in May or June and vest on a quarterly basis over a one-year period.

As approved by the Board, the annual stock retainer payable to each non-employee director includes an award of 1,900 stock units and $85,000 cash. The chair of each of the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee, and the Lead Independent Director, each receive $25,000 in cash, for services in each such capacity. Each non-employee director also receives reimbursement of travel and similar expenses incurred to attend Board meetings.

Additionally, non-employee directors who also serve on the Board of Directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust Board of Directors. See footnote 2 to the director compensation chart above.

Directors who are also our employees do not receive any compensation for their service as directors of the Company or its subsidiaries, but we pay their expenses for attendance at meetings of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, Stifel Bank & Trust makes loans and extensions of credit to our directors and executive officers. Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2019, all such loans were performing to their original terms.

Certain of our officers and directors maintain margin accounts with Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel, Nicolaus & Company, Incorporated may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

On August 7, 2018, Stifel and an entity controlled by Mr. Kruszewski, Stifel’s CEO and Chairman, entered into an agreement by which Stifel agreed to charter a vessel owned by the entity for twelve weeks per calendar year, in exchange for an annual rental fee of $275,000. In addition, Stifel is responsible for the incremental costs associated with its use of the vessel. Either party may terminate the agreement at any time. The agreement constitutes a related party transaction. In 2019, in accordance with the terms of the charter agreement, Stifel paid the entity controlled by Mr. Kruszewski a $275,000 rental fee and Stifel incurred other incremental costs of $88,024 associated with Company use of the vessel.

On January 2, 2019, Stifel employed an adult son of Mr. Kruszewski, Michael Kruszewski, as an employee in the Alternative Investments division of its Institutional Group. The approximate total annual compensation of Mr. Michael Kruszewski for 2019 was $130,000. This employment constituted a related party transaction.

On February 22, 2019, March 19, 2019 and January 30, 2020, Mr. Kruszewski respectively surrendered 60,000, 90,000 and 30,000 shares of our common stock to the Company, in each case at the day’s closing prices, which were $55.76, $54.97 and $66.22, respectively. These surrenders constituted related party transactions. Accordingly, the Compensation Committee reviewed and approved these surrenders, with notice and opportunity to comment also given to the chair of the Audit Committee.

Each of the above related party transactions has been reviewed and approved by the independent directors composing the Board or appropriate committees of the Board, as applicable.

We maintain various policies and procedures relating to the review, approval, or ratification of transactions in which our company is a participant and in which any of our directors and executive officers or their family members have a direct or indirect material interest. Our Company Code of Ethics, which is available on our website at www.stifel.com, prohibits our directors and employees, including our executive officers and, in some cases, their family members, from engaging in certain activities without the prior written consent of management or our General Counsel, as applicable. These activities typically relate to situations where a director, executive officer, or other employee and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our company, or who stands to benefit in some way from such a relationship or activity.

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Specifically, our Code of Ethics includes prohibitions against engaging in outside business or other activities that might create a conflict of interest with or compete against the Company’s interests, including ownership of privately held stock or partnership interests without prior written approval, using Company property, information, or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business. It is also against Company policy to give certain gifts or gratuities without receiving specific approval.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our company of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related party transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

Aircraft and Personal Property Usage and Allowance Policy. Messrs. Kruszewski, Zemlyak and Nesi make limited personal and family use of Company-owned aircraft, in accordance with Company policy. This usage is reflected as part of their compensation in the amount of the incremental cost of personal travel for the year, including: landing, parking, and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts, and external labor per hour of flight; and customs, foreign permits, and similar fees. The fixed costs of owning or operating the aircraft is not included. In addition, in May 2011, the Committee approved the use by Mr. Weisel and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel. In connection with the airplane usage, the Company approved an airplane allowance payable to Thomas Weisel Investment Management, Inc. in an amount of up to $300,000 covering the calendar year 2019. Based on historical and anticipated usage of the airplane by Mr. Weisel and such other employees, the Committee approved the payment of the airplane allowance on the condition that any personal flight activity attributable to a Company employee would be included in such employee’s annual compensation.

Compensation Committee Interlocks and Insider Participation. No current member of the Committee is or has been at any time one of the Company’s officers or employees. None of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board or the Committee.

CEO PAY RATIO

The following table sets forth the median of the 2019 total compensation of all employees of Stifel other than the CEO, the 2019 total compensation of the CEO, and the ratio of these two amounts, each as determined in accordance with Item 402(c) of SEC Regulation S-K.

	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Ronald J. Kruszewski	2019	200,000	6,700,000	1,000,000	273,326	8,173,326
Median Employee	2019	$82,826	$11,500	—	$3,000	$97,326

CEO Pay Ratio: 84 to 1

The median employee was determined as of December 31, 2019 and by utilizing the gross wages as reported on each employee’s IRS Form W-2, in the United States, or as reported on analogous forms outside the United States. In determining the median employee, we excluded employees who operated in jurisdictions outside of the United States and the United Kingdom and who are less than 5% of our total employees, consisting of 135 employees in Canada, 70 in Germany, 32 in France, 12 in Hong Kong, 11 in Italy, 8 in China, 1 in Israel and 1 in Spain. The total number of employees that operated within the United States and the United Kingdom at the end of 2019 was 8,170. The total number employees used for our de minimis calculation was 9,690 employees. The compensation figures shown here are calculated in accordance with applicable regulatory guidance and do not reflect the Committee’s perspective on compensation, which is described in the discussion beginning on page 46. A discussion of the key differences between calculations made according to applicable regulatory guidance and the Committee’s perspective on compensation begins on page 53.

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COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Committee are provided in its charter, which has been approved by our Board. In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Committee, among other things, has:

•	Reviewed and discussed the Compensation Discussion and Analysis with our management; and

•	Following such review, the Committee has recommended the inclusion of such Compensation Discussion and Analysis in this proxy statement.

Compensation Committee of the Board of Directors of Stifel Financial Corp.

James M. Oates, Chairman

John P. Dubinsky

David A. Peacock

* * *

ITEM 2. AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our named executive officers.

In deciding how to vote on this proposal, you are encouraged to consider the description of the Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 25 and the Summary Compensation Tables beginning on page 54.

Our Board recognizes the fundamental interest our shareholders have in executive compensation. Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our named executive officers.

Say on Pay Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required by Section 14A of the Exchange Act to provide shareholders with an advisory vote on executive compensation. Our Board recommended, and our shareholders approved, to hold this advisory vote on an annual basis. Although the vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. For these reasons, the Board unanimously recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s Annual Meeting of Shareholders to be held on May 15, 2020, pursuant to Item 402 of Regulation S-K (the compensation disclosure rules of the SEC), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and other related information.

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require the affirmative vote of a majority of the voting shares cast, directly as part of the virtual-only meeting or by proxy on this resolution. As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

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ITEM 3. AUTHORIZATION TO INCREASE INCENTIVE STOCK PLAN CAPACITY

Our Board unanimously recommends a vote FOR authorization of amendments to the 2001 Incentive Stock Plan (2018 Restatement) to increase capacity by 4,000,000 shares, including 25,000 shares to be reserved for non-employee directors.

At the Annual Meeting, you will be asked to authorize the Company to amend its 2001 Incentive Stock Plan (2018 Restatement) (the “Plan”) to increase capacity by 4,000,000 shares (including 25,000 shares to be reserved for non-employee directors, as detailed on page 66).

Equity Compensation is Integral to our Ability to Grow by Acquiring, Hiring and Retaining Talent

Stifel is a human capital business that relies on our people to provide the advice and services that are the core of our business. As such, equity compensation is a fundamental element of our pay philosophy for a substantial number of our associates, not just our named executive officers. To illustrate, approximately 4,000 Stifel associates participate in the Plan. We believe that to align our people with shareholders and maximize retention, a core component of employee compensation should be delivered in equity compensation that vest over future years.

Shareholders should also understand that Stifel generally uses equity compensation, which is but one form of compensation, to substitute for cash compensation. It is important to note that for the past 15 years, a broad base of our senior professionals have received between 5% and 30% of their annual incentive compensation in the form of equity that vests over 5 to 7 years. This method of compensation aligns our associates with our shareholders and also provides a significant retentive feature. Again, if Stifel did not use equity compensation, the amount of compensation awarded an associate would not change, but the mix of compensation would change from equity to cash. Similarly, we utilize equity compensation in both our hiring and acquisition strategies. Here again, if Stifel did not utilize equity, this would not change the total cost of hiring or acquisitions, but merely change the form of consideration.

Recent Plan Utilization

In mid-2016, Stifel requested and shareholders approved an increase of 3 million shares to the Plan. The total number of shares of common stock currently available for issuance under the Plan is approximately 1,800,000 shares. Estimated annual utilization of shares under the Plan is approximately 1,900,000 shares per year over at least the next two years. Accordingly, the Company is seeking authorization to increase the capacity of the Plan by an additional 4,000,000 shares. We believe this increase will accommodate potential adjustments in grants based on stock price movements and support potential acquisition-related grants that aid in the retention of talent.

Utilization of Plan shares for each of the 3 years ending December 31, 2019, and in total, were as follows:

Year(1)	Compensation Grants(2)	Acquisition & Hiring Grants	Gross Grants(3)	Net Shares Estimated to be Issued(4)	Average Grant Price	Projected Net Shares as a % of Average Shares Outstanding(5)	Gross Shares as a % of Average Shares Outstanding(5)
2017	610,759	740,225	1,350,984	743,000	$50.44	1.1%	2.0%
2018	1,591,458	782,804	2,374,262	1,306,000	$55.90	1.9%	3.5%
2019	1,763,368	1,107,362	2,870,730	1,579,000	$49.60	2.3%	4.2%
Total	3,965,585	2,630,391	6,595,976	3,628,000	$52.04	5.3%	9.7%
(1)	Reflects year of grant or other treasury activity, not the performance year for which compensation was awarded.
(2)

Grants include RSUs (including PRSUs) and RSAs. PRSUs are included in this column at the “Target” level, but may vest at between 0% and 200% of the “Target” level, as more fully described beginning on page 48.

(3)	Excludes grants of dividend-equivalent units on account of compensation, acquisition or hiring grants made in prior years. Such dividend-equivalent grants totaled 71,098 in 2017 and 121,976 in 2018.
(4)	Net shares estimated to be issued are based on historical average of 55% yield of Grants into shares.
(5)	Based on shares outstanding on December 31, 2019.

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In the above table, looking solely at aggregate gross grants associated with compensation and acquisitions and hiring, we believe, overstates the burn rate associated with maintaining our business, as opposed to fueling the growth of our platform. We believe the better way to conceptualize the Company’s burn rate is by focusing on the net shares associated with compensation grants, which totaled approximately 3% of outstanding shares during 2017–19 or about 1% per year over each of the last three years. The Company firmly believes that this utilization was integral to our ability to acquire, hire and retain talent, enabling our growth.

Dilution Control

Stifel has successfully used three controls to limit the dilutive effect of Plan grants: limiting the number of units granted, repurchasing shares and net settling a significant portion of grants for cash instead of shares.

Successful dilution control is the context in which we have utilized the Plan in recent years by issuing a controlled number of RSUs (including PRSUs) and RSAs (Grants). Since 2016, the Company has, in lieu of cash, made the following Grants as performance compensation and for acquisitions and hiring:

	Shares	% Change, Total	% Change, Annualized
Shares Outstanding on December 31, 2016	66,641,350
Non-Plan Shares Issued in Acquisitions	2,163,865	3.2%	1.1%
Net Shares Issued under Plan(1)	7,173,044	10.8%	3.6%
Share Repurchases	(7,650,230)	–11.5%	–3.8%
Shares Outstanding on December 31, 2019	68,328,029	2.5%	0.8%
(1)

Composed of options exercised, RSAs and RSUs converted to unrestricted shares (i.e., net of forfeitures, settlements for cash, and tax buybacks) during the period from December 31, 2016 through December 31, 2019.

The above table summarizes the effect of plan share issuance on our outstanding shares, which was approximately 2.5% over the period.

Effect of Plan Share Issuance and Annual Repurchases on Total Shares Outstanding, 2017–2019

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The above chart illustrates the effectiveness of our dilution controls: from January 1, 2016 through December 31, 2019, net dilution after share repurchases was 1.8%, or less than 0.5% per year, even including all non-Plan shares issued as consideration in acquisitions. Excluding non-Plan shares issued for acquisition consideration, there was no net dilution from December 31, 2016 to December 31, 2019. Put simply, during this period, units net settled for cash and share repurchases together exceeded the number of units vesting under the Plan.

Share Value Transfer

We recognize that Institutional Shareholder Services (ISS) evaluates requests for equity compensation plan capacity increases using its concept of share value transfer (SVT). SVT is a calculation that does not take into consideration the importance of retention as a core justification for deferred compensation and, counterintuitively, penalizes firms that extend the vesting periods of deferred compensation. Firms with extended vesting periods will, all else equal, have more outstanding grants at any point in time. Moreover, firms with shorter vesting periods will end up with more shares outstanding. Both of these factors will contribute to a larger SVT measure for firms that emphasize retention of employees as part of their deferred compensation program.

In the case of Stifel, as noted above, on December 31, 2019, the total number of securities to be issued based upon the exercise of then outstanding options and units was 14,734,295 units. The Company estimates that approximately 55% of those outstanding awards will become outstanding shares. As we generally grant awards with a vesting period of 5 to 7 years, the total number of grants outstanding at any given time is effectively double the number of outstanding awards were Stifel to grant awards that vested over a much shorter period of 2 to 3 years.

A second issue with the SVT metric is that it focuses exclusively on deferred equity compensation, ignoring completely current and deferred cash compensation. Stifel carefully manages its compensation expense as a whole, and deliberately balances the trade-offs between current and deferred compensation, as well as the trade-offs between equity grants and deferred cash. The SVT metric singles out a single component of a broader system ignoring the broader context of how firms in general, and Stifel in particular, attract and retain talent.

Alignment of Talent with Shareholders

As noted above, a vote on this request, Item 3, is a vote on the form of associate compensation, not on the amount of associate compensation. For the past 15 years, between 5% and 30% of annual individual associate compensation is delivered in the form of RSUs (including PRSUs) that vest over 5 or more years. This method of compensation aligns our associates with our shareholders and also provides a significant retentive feature. If this proposal is not approved by shareholders, that will not reduce the amount of compensation awarded, but would merely change the mix – of compensation for associates and of consideration for acquisitions – in favor of cash.

This has long been our approach; we believe that it has served our shareholders, clients and associates well. We expect this approach, with shareholder approval, to continue to succeed. We are a human capital business that relies on our people to provide the advice and services that are the core of our business. As such, equity compensation is a fundamental element of our pay philosophy for a substantial number of our associates, not just the named executive officers. To illustrate, approximately 4,000 associates of Stifel participate in our Plan.

The Plan is a primary means by which the Company aligns associate incentives with the interest of shareholders. A percentage of associate incentive compensation is deferred, partly in the form of restricted stock units. The deferral increases with the earnings of the associate. For example, for non-commission associates, the deferral schedule is presently as follows:

Value	Percentage Deferred
less than $200,000	0%
$200,000 - $499,999	15%
$500,000 - $999,999	20%
more than $1,000,000	30%

The result is that most of our associates with the greatest influence on shareholder results are themselves significant shareholders, and are accordingly motivated to drive shareholder results. This approach also allows us to maintain the underlying relationship of individual compensation to individual and Company performance. We believe a shareholder mentality across our team is a key to our success, and when we make grants to new talent – whether hired individually or as part of an acquisition – we believe it is important that this shareholder mentality be encouraged from the beginning. RSUs granted under our Plan accomplish this. Our grants under the Plan also encourage our team to achieve goals with due consideration of risk because of the “at-risk” nature of the awards granted, which vest over several years. Deferred share grants also enable us to compete in the competitive financial services industry to attract and retain top talent.

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We understand that any compensation plan that substitutes equity for cash will, by definition, be dilutive on a gross share basis. As such, we attempt to minimize dilution through controlling their amount, by share repurchases, and by utilizing the net settlement provisions. As demonstrated above, this approach has been successful.

Best Practices

The Plan includes a number of provisions that the Company believes will reinforce the alignment between the interests of the participants in the Plan and the interests of the Company’s shareholders. These provisions include: No Discounted Options or SARs: Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date. No Repricing, Replacement or Buy-Back without Shareholder Approval: The Company may not reprice, replace or buy back any underwater stock option without shareholder approval. No Transferability: No Award may be transferred, assigned, pledged or encumbered by a participant except pursuant to the laws of descent and distribution or for estate planning purposes. No Evergreen Provision: There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Plan can be automatically replenished. No Automatic Grants: The Plan does not provide for “reload” or other automatic grants to participants. No Tax Gross-Ups: The Plan does not have participant tax gross-ups.

Related Change to Directors’ Reserve

It is also proposed that the shares reserved for issuance to non-employee directors be increased from 900,000 to 925,000 shares. The total number of shares currently available for issuance to non-employee directors under the Plan is approximately 55,000 shares. Estimated annual utilization of shares available for issuance to non-employee directors under the Plan is approximately 20,000 over each of the next 5 years. The proposed increase to shares available for issuance to non-employee directors is approximately proportionate to the Proposed increase in overall Plan capacity, adjusted for exppected utilization, given current non-employee director compensation amounts.

Plan Benefits

Because grants of awards will be made from time to time by the Administrator to those persons whom the Administrator determines in its discretion should receive grants of awards, the benefits and amounts that may be received in the future by persons eligible to participate in the Plan are not presently determinable.

Recommendation

Prior to approving the Amendment, the Board considered the various aspects of the Plan, including the number of shares authorized under the Plan, the cost of issuing additional shares, the impact of share dilution on our existing shareholders, the fact that the Plan is essential to permit us to continue what we believe is our highly successful and disciplined utilization of equity-based awards to attract and retain key talent, make opportunistic acquisitions and remain competitive within our industry and the fact that equity-based compensation is a fundamental element of our pay philosophy, as described more fully in the Compensation Discussion and Analysis and other sections of this proxy statement. After these considerations, the Board has unanimously determined that it is in the best interests of the Company and its shareholders for the Amendment to be approved at the Annual Meeting.

Interest of Directors and Executive Officers in the Plan

The officers and employees of the Company and its subsidiaries and the members of the Board are eligible to receive a portion of the awards under the Plan. Accordingly, the members of the Board and the executive officers of the Company have a substantial interest in the approval of the Amendment.

TEXT AND DESCRIPTION OF THE PLAN

The complete text of the Plan, as amended subject to shareholder approval of this proposal, is set forth in Appendix A to this proxy statement, beginning on page 75. A description of the Plan, as amended subject to shareholder approval of this proposal, is set forth in Appendix B to this proxy statement, beginning on page 79.

Plan Capacity Increase Vote

The affirmative vote of a majority of the shares cast at the meeting, directly by participation in the virtual-only meeting or by proxy, is required to authorize amendments to the Plan to increase capacity by 4,000,000 shares, including 25,000 shares to be reserved for non-employee directors.

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ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Stifel Financial Corp. and its subsidiaries for the calendar year 2020.

The Audit Committee of our Board has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2020. While it is not required to do so, our Board is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be available to answer shareholder questions, and will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2019 were audited by Ernst & Young LLP, independent auditor for the Company. The Audit Committee operates pursuant to a written charter which was approved and adopted by the Board. Our Board has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of the SEC and the NYSE.

As part of its activities, the Audit Committee has:

•	Reviewed and discussed with management and the independent auditor the Company’s audited financial statements;

•

Discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•

Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3200T regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the Company’s consolidated financial statements, and relying thereon, we have recommended to the Board inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Stifel Financial Corp.

Michael W. Brown, Chairman

Maura A. Markus

Michael J. Zimmerman

* * *

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Auditor Fees

Ernst & Young LLP served as our independent auditor for 2019 and 2018. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2019 and 2018, as well as fees for the review of our interim consolidated financial statements for each quarter in 2019 and 2018 and for all other services performed for 2019 and 2018 by Ernst & Young LLP.

Type of Fee	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2018

Audit Fees (1)	$4,072,000	$3,785,000

Audit-Related Fees (2)	$356,000	$351,000

Tax Fees (3)	$131,500	$105,000

All Other Fees (4)	$212,500	$13,500

Total	$4,772,000	$4,254,500

(1)

Audit Fees include fees for professional services rendered in connection with the audits of our annual consolidated financial statements, including associated out-of-pocket expenses, reviews of unaudited quarterly financial statements, SEC registration statement services, and services that are normally provided by independent auditors in connection with required statutory and regulatory filings.

(2)

Audit-related Fees include fees principally related to third-party service organization internal control attestation services, reviews of internal controls not related to the audit of our consolidated financial statements, and agreed upon procedures engagements.

(3)	Tax Fees include fees for services principally related to tax compliance and other tax services.
(4)

All Other Fees include services related to a foreign regulatory compliance program, investment banking accounting consultation and an annual license fee for access to Ernst & Young’s web-based accounting research tool.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit, audit-related, and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. On January 29, 2020, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date.

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BENEFICIAL OWNERSHIP

OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the amount of common stock beneficially owned, as of March 18, 2020, by each of our directors, the executive officers named in the 2019 Summary Compensation Table, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percentage of Outstanding Common Stock (3)	Stock Units (4)	Total
Ronald J. Kruszewski (5)	855,000	1.25%	212,600	1,067,600
James M. Zemlyak (6)	844,159	1.23%	92,885	937,044
Victor J. Nesi (7)	177,554	*	108,797	286,351
Thomas B. Michaud	90,510	*	83,424	173,934
James M. Marischen	21,638	*	29,623	51,261
Thomas W. Weisel (8)	35,307	*	11.309	46,616
John P. Dubinsky	37,981	*	475	38,456
Michael W. Brown	36,459	*	475	36,934
James M. Oates	29,613	*	475	30,088
Michael J. Zimmerman	29,019	*	475	29,494
Robert E. Grady (9)	15,998	*	475	16,473
David A. Peacock (10)	13,840	*	475	14,315
Kathleen Brown	8,989	*	475	9,464
Maura A. Markus	8,989	*	475	9,464
Adam T. Berlew	1,425	*	475	1,900
Daniel J. Ludeman	1,425	*	475	1,900
Directors and Executive Officers as a Group: 20 persons, includes 4 persons not listed above	2,547,451	3.71%	649,435	3,196,886

(*)	Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.
(1)

Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his or her name. These shares were listed on regulatory filings by each of the individual directors or executive officers.

(2)

Includes the following shares which have been allocated to such persons under the 401(k) Plan, respectively: Mr. Kruszewski, 1,313; Mr. Zemlyak, 19,139; Mr. Nesi, 116; Mr. Marischen, 1,374; and directors and executive officers as a group, 23,692. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following March 18, 2020: Mr. Weisel, 278; Mr. Oates, 18,102; Mr. Dubinsky, 8,925; Mr. M. Brown, 8,925; Mr. Zimmerman, 8,925; Mr. Grady, 9,615; Mr. Peacock, 1,425; Ms. K. Brown, 5,175; Ms. Markus, 5,175; Mr. Berlew, 1,425; Mr. Ludeman, 1,425; and directors and officers as a group, 71,141. Also includes the following restricted stock awards: Mr. Kruszewski, 60,038; Mr. Zemlyak, 47,343; Mr. Nesi, 43,707; Mr. Michaud, 9,143; Mr. Marischen, 4,391; and directors and officers as a group, 178,204.

(3)

Based upon 68,652,199 shares of common stock issued and outstanding as of March 18, 2020, and, for each director, officer or the group, the number of shares subject to options or stock units which the director, officer, or the group has the right to acquire currently or within 60 days following March 18, 2020.

(4)

Includes unvested stock units that will not be converted to shares and delivered within the 60-day period after March 18, 2020, and, therefore, under applicable SEC rules, are not deemed to be “beneficially owned” as of March 18, 2020. These include RSUs and PRSUs that meet the condition stated in the preceding sentence. PRSUs are included in this column at the “Target” level, but may vest at between 0% and 200% of the “Target” level, as more fully described beginning on page 47. The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder’s continued employment with us.

(5)	Includes 389,736 shares held in a limited liability company as to which Mr. Kruszewski has sole voting power (but of which Mr. Kruszewski disclaims 183,000 shares.

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(6)

Includes (a) 606,180 shares held in a limited liability company as to which Mr. Zemlyak has sole voting power and (b) 6,134 shares held in a trust for the benefit of Mr. Zemlyak’s child as to which he also has sole voting power.

(7)	Includes 8,383 shares held by the Nesi Family Foundation and 40,000 shares held by the Victor J. Nesi GRAT u/a dated March 14, 2020.
(8)	Includes 62,205 shares held by the Thomas W. Weisel Trust.
(9)	Includes 10,571 shares held by the Robert E. Grady Revocable Trust.
(10)	Includes 12,415 shares held by the David A. Peacock Revocable Living Trust.

BENEFICIAL OWNERS WITH MORE THAN 5% OF OUR COMMON STOCK

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of March 18, 2020, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock (1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	8,614,423 (2)	12.5%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,124,559 (3)	8.9%

Macquarie Group Limited 50 Martin Place Sydney New South Wales, Australia	3,460,775 (4)	5.0%

(1)	Based upon 68,652,199 shares of common stock issued and outstanding as of March 18, 2020.
(2)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2020 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power as to 8,378,847 shares and sole dispositive power as to 8,614,423 shares.

(3)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020 by The Vanguard Group, Inc. The amended Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power as to 64,977 shares, shared voting power as to 11,838 shares, sole dispositive power as to 6,056,317 shares, and shared dispositive power as to 68,242 shares.

(4)

The information shown is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2020 by Macquarie Group Limited. The Schedule 13G indicates that Macquarie Group Limited has sole voting and sole dispositive power as to 3,450,049 shares and sole dispositive power as to 3,460,775 shares.

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QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

How do I participate in this year’s virtual-only Annual Meeting?

The current public health and travel situation may make it difficult for some shareholders to make plans to attend an in-person meeting this year. For this reason, our 2020 Annual Meeting of Shareholders will be virtual-only. Shareholders as of the record date and holders of valid proxies may attend and participate the meeting online, vote electronically and submit questions before and during the meeting by visiting www.meetingcenter.io/254197514 at 9:30, Central Time, on Friday, May 15, 2020. The password for the meeting is SF2020. There is no physical location for the meeting. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Anyone may enter the meeting as a guest in listen-only mode, but only shareholders as of the record date and holders of valid proxies may participate. To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you are a registered shareholder (that is, if you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to participate in the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Stifel Financial Corp. (SF) holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on May 12, 2020, using one of the following methods:

•	Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

•	Mail: Send a copy of the email or correspondence from your broker, or include your legal proxy, to Stifel Financial Corp. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy using the methods described the Notice of Internet Availability of Proxy Materials we have sent to you, or by following the instructions at www.investorvote.com/sf.

Our virtual meeting procedures are intended to authenticate shareholders’ identities, allow shareholders to give their voting instructions, confirm that shareholders’ instructions have been recorded properly, and comport with applicable legal requirements.

Who is soliciting my vote?

Our Board is soliciting your vote at the Annual Meeting.

What will I be voting on?

1.	Election of eleven Directors, each as nominated by the Board.

2.	An advisory vote to approve executive compensation (Say on Pay).

3.	Authorization of amendments to the 2001 Incentive Stock Plan (2018 Restatement) to increase capacity by 4,000,000 shares, including 25,000 shares to be reserved for non-employee directors;

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

How many votes do I have?

You will have one vote for every share of Company common stock you owned on the record date, March 18, 2020, for each of the directors to be elected and on each other proposal presented at the Annual Meeting. Common stock is our only class of outstanding stock. There is no cumulative voting in the election of directors.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on March 18, 2020, the record date for our Annual Meeting.

As of March 18, 2020, there were 68,652,199 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

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How many votes must be present to hold the meeting?

34,326,100 votes, which represents a majority of the votes that can be cast at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single shareholder control as much as 5% of any class of Stifel’s common stock?

There are three shareholders each that beneficially own over 5% of our common stock. They are described on page 70.

How do I vote?

You can vote either by proxy, with or without participating in the Annual Meeting, or by participating in the virtual-only Annual Meeting.

To vote electronically via the Internet, please follow the instructions provided at www.investorvote.com/sf.

Alternatively, to vote via telephone, please call (800) 652-VOTE (8683).

If you requested that a proxy card be mailed to you, you may fill out your proxy card, date and sign it, and return it in the provided postage-paid envelope. We must receive your proxy card no later than the close of business on May 14, 2020, for your proxy to be valid and for your vote to count.

Our employees who participate in our employee benefit plans may vote those shares via the links on our intranet or may have their proxy card mailed to them.

If you want to vote by participating directly in the virtual-only Annual Meeting and you must follow the instructions describe above in the answer to the question How do I participate in this year’s virtual-only Annual Meeting?

How many shares are held in the Stifel Financial, Incorporated Profit Sharing 401(k) Plan?

On March 18, 2020, the Stifel Financial, Incorporated Profit Sharing 401(k) Plan (the “401(k) Plan”) held 1,604,358 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting via the links on our intranet or by requesting a proxy card and returning it to us by the close of business on May 14, 2020. A properly executed proxy card or instructions received via the links on our intranet will be voted as directed. If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

Can I change my vote?

Yes. Prior to the meeting date, you may cast a new vote by telephone, Internet, or via the links on our intranet, or request and return a proxy card with a later date, or send a written notice of revocation to Mark Fisher, our Corporate Secretary, at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, or e-mail us at investorrelations@stifel.com. If you participate in the virtual-only Annual Meeting, you can request that your previously submitted proxy not be used.

What are the votes required for these items?

•

In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold” votes cast against such nominee’s election. Shares represented by your proxy will be voted in accordance with your direction as to the election of directors from the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted “for” the election of each nominee. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the Board.

•	The affirmative vote of a majority of the shares of our common stock cast at the meeting or by proxy is required for approval of each other item.

What if I don’t vote for some of the matters listed in these proxy materials or on my proxy card?

If you vote for some, but not all, matters electronically or by telephone, or return a proxy card without indicating your vote with regard to a particular matter, your shares will be voted “for” all of the nominees listed on the card, “for” the advisory approval of the compensation of our named executive officers, “against” authorization of amendments to the Authorization of amendments to the 2001 Incentive Stock Plan (2018 Restatement) to increase capacity, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered

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public accounting firm for 2020, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

How are broker non-votes and abstentions treated?

Under the rules of the NYSE, your broker or nominee may not vote your shares without your specific voting instructions on Items 1, 2 and 3. See the section entitled “Can My Shares Be Voted If I Don’t Vote Electronically, Don’t Vote By Telephone, Don’t Return My Proxy Card, and Don’t Attend the Annual Meeting?” below for additional information. Accordingly, if you do not instruct your broker or nominee as to how to vote your shares on Items 1, 2 and 3, this would be a broker “non-vote”, and your shares would not be counted as having been voted on the applicable proposal. We therefore encourage you to instruct your broker or nominee on how you wish to vote your shares. Please vote; your vote is important. Voting on matters presented at shareholders meetings, particularly the election of directors, is the primary method for shareholders to influence the direction taken by a publicly traded company. We urge you to participate in the election through any of the above-noted means

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. When tabulating the voting results for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting, except for Item 3, for which under NYSE rules abstentions must be treated as a vote cast and therefore, a vote “against.” In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Can my shares be voted if I don’t vote electronically, don’t vote by telephone, don’t return my proxy card, and don’t attend the Annual Meeting?

Items 1, 2 and 3 are not considered routine matters under the NYSE rules, and therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares that they hold for you in nominee name if they have not received your voting instructions with regard to these proposals. For Items 1 and 2, shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of the votes under either proposal. For Item 3, under NYSE rules abstentions must treated as votes cast and therefore, an abstention will be treated as a vote “against” the proposal. Item 4 is considered a routine matter under the NYSE rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote on such routine matters the shares that they hold for you in nominee name even if you have not furnished voting instructions within a specified period of time prior to the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is adjourned or postponed?

Your proxy will still be valid and may be voted at the adjourned or postponed meeting.

Why did I receive a one-page notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC rules, we have elected to provide access to our proxy materials over the Internet, which reduces our costs and the environmental impact of our Annual Meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners who have not previously requested a printed or electronic set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and annual report and vote online, as well as instructions on how to request a printed set of proxy materials.

How can I access Stifel’s proxy materials and annual report electronically?

To vote electronically via the Internet, you will need your control number, which was provided to you in the Notice or the proxy card included in your printed or electronic set of proxy materials. Once you have your control number, you may go to www.investorvote.com/sf and enter your control number when prompted to vote. To request the proxy materials electronically, you may either call (800) 652-VOTE (8683) or send an e-mail requesting electronic delivery of the materials to investorrelations@stifel.com. Additionally, the proxy materials are available at www.investorvote.com/sf and at www.stifel.com/investorrelations.

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How can I make a Shareholder Proposal for the 2021 Annual Meeting?

In order to be considered for inclusion in the proxy statement for the 2021 Annual Meeting of Shareholders, the written proposal must be received at our principal executive offices on or before December 4, 2020. The proposal should be addressed to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies. Shareholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2021 Annual Meeting, we must receive information relating to such proposal by February 14, 2021, but not before January 15, 2021, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Shareholder proposals must also be in proper written form and meet the detailed disclosure requirements set forth in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. Any proposals that we receive that are not in accordance with the above standards will not be voted on at the 2021 Annual Meeting. A shareholder may nominate candidates for election as directors at shareholder meetings by following the procedures set forth in this proxy statement on page 23.

OTHER MATTERS

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, annual reports, and other deliverables with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our deliverables to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of distributed materials, or if you are receiving multiple copies of distributed materials and wish to receive only one, please contact us in writing or by telephone at Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (415) 364-2500. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

Other Business

Management knows of no business to be brought before the Annual Meeting other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to participate in the virtual meeting directly, we urge you to promptly vote your shares over the Internet, by telephone, or if you requested printed copies of the proxy materials, you can vote by dating, signing, and returning the proxy card in the postage-paid return envelope. Your cooperation in giving this your prompt attention is appreciated.

Miscellaneous

The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail, telephone, Internet, or other electronic means. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors, Mark P. Fisher, Corporate Secretary

April 3, 2020

St. Louis, Missouri

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APPENDICES

APPENDIX A: STIFEL FINANCIAL CORP. 2001 INCENTIVE STOCK PLAN (2018 RESTATEMENT)

Note: Currently proposed amendments are indicated in Section 3.

Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement)

1. Background and Purpose. Stifel Financial Corp. (the “Corporation”) adopted the Stifel Financial Corp. 2001 Incentive Stock Plan (the “ISP”) at its annual stockholder meeting in 2001 and has amended it from time to time, with the consent of the Corporation’s stockholders, most recently in 2016. The Corporation adopted (the “EIP”) at its annual shareholder meeting in 2000, and has amended it from time to time, with the consent of the Corporation’s stockholders, most recently in 2016. The Corporation now wishes to have a single equity incentive plan for key employees, directors, officers and consultants and has amended and restated the ISP into this 2001 Incentive Stock Plan (2018 Restatement) (as it may be further amended from time to time, the “Plan”). The purpose of the Plan is to encourage key employees, directors, officers and consultants of the Corporation as may be designated in the manner set forth in this Plan, to be granted benefits of the kind set forth in this Plan on a basis mutually advantageous with the Corporation and thus provide an incentive for such recipients to continue to contribute to the success of the Corporation and align the with the interests of the stockholders of the Corporation.

2. Administration. The Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the “Administrator”).

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion, or by any member of the Compensation Committee of the Board of Directors upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company, Incorporated.

Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself.

3. Shares Reserved Under the Plan. Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock), the Plan shall reserve for issuance under the Plan an aggregate of 28,525,000~~24,525,000~~ shares of common stock, $0.15 par value per share (the “Common Stock”) of the Corporation (the “Initial Reserve”), which may be authorized but unissued or treasury shares including shares reacquired by the Corporation such as shares purchased in the open market or in private transactions. However, subject to Section 12 (relating to adjustment for changes in capital stock), 925,000~~900,000~~ shares of Common Stock in the Initial Reserve shall be reserved only for participants who are non-employee directors and no other portion of the reserve shall be utilized for such non-employee directors (the “Directors’ Reserve”). For clarity, each of the Initial Reserve and the Directors’ Reserve shall be inclusive of prior utilization under the ISP and ESP, respectively, such that no additional shares shall be reserved under the Plan as under the ISP and ESP.

As used in this Section 3, the term “Plan Maximum” shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan with respect to the Initial Reserve or Directors’ Reserve, as applicable. Stock underlying outstanding options, stock appreciation rights, or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights or performance awards shall be added back to the Plan Maximum. When the exercise price of stock options is paid by delivery of shares of Common Stock, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price or tax withholding obligations relating to any award, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such award, regardless of the number of shares surrendered or withheld in payment. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance or other award is paid in cash, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of a restructuring of benefits granted pursuant to the Plan or otherwise. When shares of Common Stock are transferred in satisfaction of a stock unit, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued, regardless of the number of shares withheld in payment of tax withholding obligations. For purposes of applying the foregoing, awards granted under the ISP or EIP shall be treated as if they were granted under this Plan.

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4. Participants. Participants will consist of such officers, directors, employees and consultants of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine. Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5. Types of Benefits. The following benefits may be granted under the Plan:

(a) stock appreciation rights (“SARs”);

(b) restricted stock (“Restricted Stock”);

(c) performance awards (“Performance Awards”);

(d) incentive stock options (“ISOs”);

(e) nonqualified stock options (“NQSOs”); and

(f) Stock Units, all as described below.

In all events, the per-share exercise or purchase price of any SARs, ISOs or NQSOs granted under the Plan shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the award, provided that the per-share exercise price of any ISOs granted to individuals described in Code Section 422(b)(6) (relating to certain 10% shareholders) shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant of the option.

6. Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised:

(a) in lieu of exercise of an option,

(b) in conjunction with the exercise of an option,

(c) upon lapse of an option,

(d) independent of an option or

(e) each of the above in connection with a previously awarded option under the Plan.

If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7. Restricted Stock. Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Administrator.

(b) The period of restriction shall be established by the Administrator for any grants of Restricted Stock;

(c) Restricted Stock may be subject to

(i) restrictions on the sale or other disposition thereof;

(ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee’s employment or the participant’s service to the Corporation or its subsidiaries within specified periods;

(iii) representation by the participant that he or she intends to acquire Restricted Stock for investment and not for resale; and

(iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d) The participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e) The participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f) The Administrator shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8. Performance Awards. Performance Awards are Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years. The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines. If Common Stock of the Corporation is used, the participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9. Incentive Stock Options. ISOs are stock options issued to employees to purchase shares of Common Stock at not less than 100% of the fair market value of the shares on the date the option is granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code. Said purchase price may be paid:

(a) by check or

(b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or

(c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement.

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The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000 (and any options granted in excess of this amount will be NQSOs).

10. Nonqualified Stock Options. NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion. The purchase price may be paid:

(a) by check or

(b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or simply by delivering to the participant upon exercise of the option only the net number of shares of Common Stock with a value equal to the difference between the fair market value of the shares subject to the option and the exercise price of the option, or

(c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement.

NQSOs granted after the date of stockholder approval of the Plan shall be exercisable no later than ten years after the date they are granted.

11. Stock Units. A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. At the sole discretion of the Administrator, a Stock Unit may be paid in cash or shares of Common Stock, or a combination thereof. The participant generally does not have the rights of a stockholder until receipt of the Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

12. Adjustment Provisions.

(a) If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits) or pay any extraordinary cash dividend on shares of Common Stock, the total number of shares reserved for issuance under the Plan, the number of shares covered by each outstanding benefit and/or the exercise price thereof (if applicable) shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b) Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13. Change in Control. In the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator in its sole discretion.

“Change in Control” means:

(a) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation, that together with stock of the Corporation acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Corporation;

(c) A majority of the members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

(d) One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

14. Nontransferability. Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Benefits granted under the Plan shall be exercisable, during the participant’s lifetime, only by the participant or a Permitted Transferee. In the event of the death of a participant, exercise or payment shall be made only:

(a) By or to the Permitted Transferee, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

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For purposes of this Section 14, “Permitted Transferee” shall include: (i) one or more members of the participant’s family, (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant’s family exceed 80% of all interests. For this purpose, the participant’s family shall include only the participant’s spouse, children and grandchildren.

15. Taxes. The Corporation will be authorized to withhold from any amounts payable or shares deliverable under the Plan, amounts due under applicable federal or state income, social security, payroll, withholding or other tax laws or regulations (and may withhold such greater amount as is permissible under applicable tax, legal, accounting and other guidance), and to take such other action as the Administrator may deem advisable to enable the Corporation to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any amounts payable or shares deliverable under the Plan, and to defer such payment or delivery until indemnified to its satisfaction in respect of such obligations. This authority shall include authority to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of such tax obligations, either on a mandatory or elective basis in the discretion of the Administrator.

16. Tenure. A participant’s right, if any, to continue to serve the Corporation and its subsidiaries as a director, officer, employee, consultant or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

17. Duration, Interpretation, Amendment and Termination. No benefit shall be granted after August 6, 2028. The terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other person as may then have an interest therein. Without the prior approval of the Corporation’s stockholders, the Corporation will not effect a “repricing” (as defined below) of any stock options or other benefits granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect:

(a) the lowering of the purchase price of an option or other benefit after it is granted;

(b) the canceling of an option or other benefit in exchange for another option or benefit at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction);

(c) the purchase of an option or other benefit for cash or other consideration at a time when the purchase price of the purchased option or benefit exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); or

(d) an action that is treated as a repricing under generally accepted accounting principles.

To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.

The Board of Directors may amend the Plan from time to time or terminate the Plan at any time; provided, however, that no amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule. Further, no amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan. No action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant’s consent.

18. Effective Date. This 2001 Stifel Financial Corp. Incentive Stock Plan (2018 Restatement) shall become effective as of the date it was adopted by the Board of Directors of the Corporation, August 7, 2018 (the “Effective Date”), provided that the issuance or distribution of any shares of Common Stock under this Plan is subject to approval of this Plan by the Corporation’s stockholders in accordance with the Corporation’s organizational documents, applicable exchange listing requirements and applicable law and no such issuance or distribution shall occur prior to such approval.

* * *

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APPENDIX B: DESCRIPTION OF THE INCENTIVE STOCK PLAN

The following summary of the material terms of the Plan is qualified in its entirety by reference to the terms of the Plan.

Purpose

The purpose of the Plan is to encourage key employees, directors, officers and consultants of the Company or any designated subsidiary, as may be designated in the manner set forth in the Plan, to be granted awards of the kind set forth in the Plan on a basis that we believe is mutually advantageous between the recipient and the Company and thus provides an incentive for the recipients to continue to contribute to the success of the Company and align their interests with the interests of the shareholders of the Company. As of December 31, 2019, we have approximately 8,000 employees, 9 non-employee directors and approximately 100 consultants eligible for awards under the Plan.

Shares Reserved

The total number of shares of common stock that will be reserved for issuance under the Plan if this proposal to increase the share capacity under the Plan is approved is 28,525,000, of which 925,000 are reserved for issuance solely to non-employee directors. These shares may be authorized but unissued or treasury shares, including shares reacquired by the Company through open market purchases or in private transactions. The number of shares authorized for issuance under the Plan is subject to adjustment in the event of any change in the outstanding shares of common stock by reason of a stock dividend or stock split or resulting from a reorganization, sale, merger or similar transaction, or in the event of any extraordinary dividend. Shares underlying expired, canceled or forfeited awards or otherwise not issued with respect to an award, and shares used to pay the exercise price and tax withholding relating to awards, do not count as shares issued under the Plan. If an award is settled in cash, any shares not issued with respect to such award also will not count as shares issued under the Plan. These same principles apply ratably not only to the entire reserve, but also to the portion of that reserve allocated to non-employee directors. Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available under the Plan, the Board may authorize the issuance or assumption of awards in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Administration

The Plan is administered by either the Board or the Compensation Committee (which we refer to in this proxy statement, as applicable, as the Administrator). The Administrator, or any member of the Compensation Committee upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company, Incorporated (which we refer to in this proxy statement as the Executive Committee), is authorized to determine the individuals to whom the awards will be granted, the type and amount of the awards and the terms and conditions of the awards. The Administrator shall have the exclusive authority to interpret and administer the Plan, to establish rules relating to the Plan, to delegate some or all of its authority under the Plan and to take such other steps and make such other determinations as it may deem necessary or advisable. The Board in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself.

Eligibility and Description of Awards

Under the terms of the Plan, officers, directors, employees and consultants of the Company and its subsidiaries as determined in the sole discretion of the Administrator are eligible to receive:

•	stock appreciation rights (which we refer to in this proxy statement as SARs);

•	restricted shares of common stock (which we refer to in this proxy statement as Restricted Stock, and which include RSAs (as defined elsewhere in this proxy statement));

•	performance awards (which we refer to in this proxy statement as Performance Awards);

•

stock options (which we refer to in this proxy statement as Stock Options) exercisable into shares of common stock, which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (options so qualifying are hereinafter referred to in this proxy statement as Incentive Stock Options and are not available to non-employee directors or consultants); and

•	stock units (which include RSUs and PRSUs, as defined elsewhere in this proxy statement).

Stock Appreciation Rights

The Administrator may grant SARs giving the holder thereof a right to receive, at the time of surrender, a payment equal to the difference between the fair market value of a share of common stock on the date of surrender of the SAR and the exercise price of the SAR established by the Administrator at the time of grant, subject to any limitation imposed by the Administrator in its sole discretion (and in all events such exercise price shall not be less than the fair market value of a share on the grant date of the SAR). In the Administrator’s discretion, the value of a SAR may be paid in cash or common stock, or a combination thereof. A SAR may be granted either independent of, or in conjunction with, any Stock Option. The term of any SAR shall be established by the Administrator, but in no event shall a SAR be exercisable after ten years from the date of grant. If granted in conjunction with a Stock Option, at the discretion of the Administrator, a SAR may either be surrendered:

•	in lieu of the exercise of such Stock Option;

•	in conjunction with the exercise of such Stock Option; or

•	upon expiration of such Stock Option.

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Restricted Stock

The Administrator may issue shares of common stock either as a stock bonus or at a purchase price equal to or less than fair market value, subject to the restrictions or conditions specified by the Administrator at the time of grant. During the period of restriction, holders of Restricted Stock shall be entitled to receive all dividends and other distributions made in respect of such stock and to vote such stock without limitation.

Performance Awards

The Administrator may grant Performance Awards consisting of shares of our common stock, monetary units payable in cash or a combination thereof. These grants would result in the issuance, without payment therefor, of common stock or the payment of cash upon the achievement of certain pre-established performance goals established by the Administrator over a period of time not to exceed five years. Performance goals may include return on average total capital employed, earnings per share or increases in share price or such other goals as may be established by the Administrator in its sole discretion. Holders of Performance Awards have no right to receive dividends on or to vote any shares subject to Performance Awards until the goals are achieved and the shares are issued.

Stock Options

Stock Options granted under the Plan shall entitle the holder to purchase our common stock at an exercise price established by the Administrator, which price shall not be less than the fair market value of our common stock on the date of grant (or not less than 110% of the fair market value of our common stock on the date of grant with respect to Incentive Stock Options granted to certain large shareholders). There is no maximum or minimum number of shares for which a Stock Option may be granted; however, for any employee, the aggregate fair market value of common stock subject to Incentive Stock Options that are exercisable for the first time in any calendar year of the Company may not exceed $100,000 under all option plans of the Company and its subsidiaries (any options granted in excess of this amount will be non-qualified Stock Options). Consultants and non-employee directors are not eligible to receive grants of Incentive Stock Options. The Administrator shall determine the term of Stock Options and the times at, and conditions under which, Stock Options will become exercisable. Stock Options will not be exercisable after ten years from the date of the grant. The exercise price may be paid:

•	by a check;

•

in the discretion of the Administrator, by the delivery of shares of common stock owned by the participant or with respect to Stock Options that are not Incentive Stock Options, by withholding shares otherwise deliverable on the exercise of the Stock Option; or

•	in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the Stock Option agreement.

Stock Units

The Administrator may issue Stock Units representing the right to receive shares of our common stock (or cash of an equivalent value or in a combination of common stock and cash) at a designated time in the future, subject to the terms and conditions as established by the Administrator in its sole discretion. A holder of Stock Units generally does not have the rights of a shareholder until receipt of the common stock, but, in the Administrator’s sole discretion, may receive payments in cash or adjustments in the number of Stock Units equivalent to the dividends the holder would have received if the holder had been the owner of shares of common stock instead of Stock Units.

Non-Transferability

Each award granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that non-qualified Stock Options granted under the Plan may be transferred, without consideration, to (which we refer to in this proxy statement as, in each case, a Permitted Transferee):

•	one or more members of the participant’s family;

•	one or more trusts for the benefit of the participant and/or one or more members of the participant’s family;

•

one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant’s family exceed 80% of all interests.

For this purpose, the participant’s family shall include only the participant’s spouse, children and grandchildren. Awards granted under the Plan shall be exercisable, during the participant’s lifetime, only by the participant or a Permitted Transferee.

Change in Control

In the event of a “Change in Control” (as defined in the Plan) of the Company, the vesting of all outstanding SARs, shares of Restricted Stock, Stock Options and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator.

Adjustments

If the Company shall at any time change the number of issued shares of common stock without new consideration to the Company (such as by stock dividends or stock splits) or pay any extraordinary cash dividend on shares of common stock, the total number of shares reserved for issuance under the Plan, the number of shares covered by each outstanding award and/or the exercise price thereof (if applicable) shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such award shall not be changed. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the common stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

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Duration

No awards will be granted under the Plan after March 25, 2030. The Board may terminate the Plan at any time and from time to time may amend or modify the Plan; provided, however, that no such action of the Board may, without the approval of the shareholders of the Company, increase the total amount of stock or the amount or type of awards that may be issued under the Plan or modify the requirements as to eligibility for awards. Additionally, the Board may not reduce the amount of any existing award or change the terms or conditions thereof without the participant’s consent. Finally, the Board may not, without the approval of the Company’s shareholders, effect a “repricing” (as defined in the Plan) of any Stock Options or SARs granted under the Plan. Generally, under the Plan, a repricing includes the lowering of the exercise price of a Stock Option or a SAR, the exchange or cashing out of a Stock Option or a SAR when it is not in the money or any other event that is treated as a repricing under generally accepted accounting principles.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that might apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

Participants are urged to consult their own tax advisors with respect to the particular federal income tax consequences to them of participating in the Plan, as well as with respect to any applicable state, local or foreign income tax or other tax considerations.

Stock Units: A participant will recognize no taxable income when Stock Units are granted, and the Company or a subsidiary, as applicable, is not entitled to a deduction upon such grant. When the award is settled and the participant receives cash or shares, the participant will recognize compensation taxable as ordinary income equal to the amount of cash received or the fair market value of the shares at that time (as applicable) and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in shares received at the end of a restriction period will be equal to the fair market value of such shares when the participant receives them, and the participant’s holding period will begin on such date. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will receive a corresponding deduction. In addition, as discussed below, Stock Units may be considered deferred compensation that must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion and tax penalties.

Incentive Stock Options: Upon the grant of an Incentive Stock Option, the option holder will not recognize any income. In addition, no income for regular income tax purposes will be recognized by an option holder upon the exercise of an Incentive Stock Option if the requirements of the Plan and the Code are satisfied, including the requirement that the option holder remain employed by the Company or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of the Company or a subsidiary during the period beginning on the date of grant of an Incentive Stock Option and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified Stock Option and will have the tax consequences described below in the section entitled “Non-Qualified Stock Options.” The federal income tax consequences of a subsequent disposition of the shares acquired pursuant to the exercise of an Incentive Stock Option depends upon when the disposition of such shares occurs and the type of such disposition. If the disposition of such shares occurs more than two years after the date of grant of the Incentive Stock Option and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and the Company or a subsidiary, as applicable, will not be entitled to any income tax deduction with respect to such Incentive Stock Option. If the disposition of such shares occurs within two years after the date of grant of the Incentive Stock Option or within one year after the date of exercise (which we refer to in this proxy statement as a disqualifying disposition), the excess, if any, of the amount realized over the option price will be treated as taxable income to the option holder and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder on such disposition. The amount of ordinary income recognized by the option holder in a disqualifying disposition (and the corresponding deduction to the Company or a subsidiary, as applicable) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain realized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount realized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year). Notwithstanding the foregoing, participants who are subject to the Alternative Minimum Tax (which we refer to in this proxy statement as AMT) may incur AMT because of the exercise of an Incentive Stock Option. Except as provided in the “exception” noted later in this paragraph, if an option holder elects to tender shares in partial or full payment of the option price for shares to be acquired upon the exercise of an Incentive Stock Option, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder with respect to the shares received by the option holder upon the exercise of the Incentive Stock Option if the requirements of the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin on the date of exercise. Solely for purposes of determining whether a disqualifying disposition has occurred with respect to such shares received upon the exercise of the Incentive Stock Option, all shares are deemed to have a holding period beginning on the date of exercise. Exception: If an option holder tenders shares that were previously acquired upon the exercise of an Incentive Stock Option in partial or full payment of the option price for shares to be acquired upon the exercise of another Incentive Stock Option, and each such exercise occurs within two years after the date of grant of such Incentive Stock Option or within one year after such shares were transferred to the option holder, the tender of such shares will be a disqualifying disposition with the tax consequences described above regarding disqualifying dispositions; the shares acquired upon such exercise will be treated as shares acquired upon the exercise of an Incentive Stock Option.

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Non-Qualified Stock Options: An option holder will not recognize taxable income, and the Company or a subsidiary, as applicable, is not entitled to a deduction, when a non-qualified Stock Option is granted. Upon the exercise of a non-qualified Stock Option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified Stock Option and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. An option holder’s tax basis in the shares received upon the exercise of a non-qualified Stock Option will be equal to the fair market value of such shares on the exercise date, and the option holder’s holding period for such shares will begin at that time. Upon the subsequent sale of the shares received in exercise of a non-qualified Stock Option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the option holder’s tax basis in such shares. If a non-qualified Stock Option is exercised in whole or in part with shares held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes. The shares received by the option holder in excess of the number of shares used to pay the exercise price of the option will have a basis equal to the fair market value on the date of exercise and their holding period will begin on such date.

Restricted Stock: Restricted Stock may be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such Restricted Stock does not make the election described below, the participant does not recognize any taxable income upon the receipt of Restricted Stock and the Company or a subsidiary, as applicable, is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the Restricted Stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in Restricted Stock will be equal to the fair market value of such Restricted Stock when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin on such date. Upon a subsequent sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Participants receiving Restricted Stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any amount paid for the shares. Subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year at the time of sale. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares will begin at that time. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year at the time of forfeiture) with respect to the shares to the extent of the consideration paid by the participant for such shares. Generally, during the restriction period, dividends and distributions paid with respect to Restricted Stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will receive a corresponding deduction. Dividend payments received with respect to shares of Restricted Stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income. Restricted Stock that is fully vested on grant will generally have the same tax treatment as the Restricted Stock award with respect to which a Section 83(b) election is made.

SARs: A participant will recognize no taxable income, and the Company or a subsidiary, as applicable, is not entitled to a deduction, when an SAR is granted. Upon exercise or settlement of an SAR, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in shares received upon the exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon the sale of shares received in exercise of an SAR, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Performance Stock: The federal income tax consequences for Performance Stock are generally the same as for Restricted Stock or Stock Units, depending on the form of the award.

Withholding: Participants will be responsible for making appropriate provision for all taxes required to be withheld in connection with any awards, vesting, exercises and transfers of shares pursuant to the Plan. This includes responsibility for all applicable federal, state, local or foreign withholding taxes. In the case of the payment of awards in shares or the exercise of options or SARs, if a participant fails to make such provision, the Company and its subsidiaries may, in their discretion, withhold from the payment that number of shares (or that amount of cash, in the case of a cash payment) which has a fair market value equal to the participant’s tax obligation.

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Company Deduction Limit: The Tax Cuts and Jobs Act, which was passed in December 2017, eliminated the “performance-based” compensation exemption under Section 162(m) of the Code and made several other significant changes to Section 162(m) of the Code. As the result of these changes, compensation paid to our chief executive officer, our chief financial officer and to each of our other named executive officers will not be deductible for federal income tax purposes to the extent such compensation exceeds $1 million, regardless of whether such compensation would have qualified for the “performance-based” exemption under prior law. Any individual who is a “covered employee” (as defined in Section 162(m) of the Code) in 2017 or becomes a covered employee thereafter will remain subject to the $1 million tax deductibility limit regardless of loss of status as a named executive officer or termination of employment. Certain arrangements in effect prior to the passage of the Tax Cuts and Jobs Act are grandfathered and may still be subject to the “performance-based” compensation exemption.

Nonqualified Deferred Compensation: Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation, such as Stock Units that are settled more than two and one-half months after the end of the year in which they vest, must comply with Section 409A of the Code. If the requirements of Section 409A of the Code are not met, all amounts deferred under the Plan (and all plans aggregated with the Plan) during the taxable year and all prior taxable years (to the extent not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received. In addition, such violation will result in an additional tax to the participant of 20% of the deferred amount plus applicable interest computed from the date the award was earned, or if later, the date on which it vested.

Excess Parachute Payments: If the vesting and/or payment of an award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change in control of the Company, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent the Company or a subsidiary or affiliate, as applicable, from deducting such “excess parachute payment.”

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Proxy Statement for the 2020 Annual Meeting of Shareholders	83

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Online
Go to www.investorvote.com/SF
or scan the QR code – login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this ☒ example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SF

▼IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold

01 - Adam Berlew	☐	☐	02 - Kathleen Brown	☐	☐	03 - Michael W. Brown	☐	☐

04 - Robert E. Grady	☐	☐	05 - Ronald J. Kruszewski	☐	☐	06 - Daniel J. Ludeman	☐	☐

07 - Maura A. Markus	☐	☐	08 - James M. Oates	☐	☐	09 - David A. Peacock	☐	☐

10 - Thomas W. Weisel	☐	☐	11 - Michael J. Zimmerman	☐	☐

.		For	Against	Abstain			For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of our named executive officers (say on pay).	☐	☐	☐	3.	To approve authorization of amendments to the 2001 Incentive Stock Plan (2018 Restatement) to increase capacity by 4,000,000 shares, including 25,000 shares to be reserved for non-employee directors.	☐	☐	☐

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.	☐	☐	☐	5.	To consider and act upon other business as may properly come before the meeting and any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the corporation.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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The 2020 Annual Meeting of Shareholders of Stifel Financial Corp. will be held on Friday, May 15, 2020 at 9:30 a.m. Central Time, virtually via the internet at www.meetingcenter.io/254197514

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – SF2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Our proxy statement and 2019 annual report are available at:

www.stifel.com/investor-relations/annual-reports

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and Mark P. Fisher (or such other person as is designated by the board of directors of Stifel Financial Corp. (“Stifel”), (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on May 15, 2020 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the board of directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 2019 Annual Report.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the named nominees for director, and “FOR” Proposals 2, 3 and 4.

C	Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐